Exhibit 10.1

Confidential Treatment Requested. Confidential information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

Execution Version

OPTION AGREEMENT

by and between

SINCLAIR BROADCAST GROUP, INC.

and

FOX TELEVISION STATIONS, INC.

dated as of

May 14, 2012

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Option Agreement”) is made this 14th day of May 2012, by and between Fox Television Stations, Inc., a Delaware corporation, or its designated affiliate (collectively, “FTS”) and Sinclair Broadcast Group, Inc., a Maryland corporation (“Grantor”).

W I T N E S S E T H:

WHEREAS, certain subsidiaries of Grantor own and operate the television broadcast stations identified on Exhibit A, together with certain auxiliary facilities (collectively, the “Stations”);

WHEREAS, Grantor desires to grant to FTS the right and option to purchase all of the right, title and interest in of Grantor and Grantor’s subsidiaries, to and under certain assets located at and/or used primarily with respect to the Stations (but not with respect to other television stations owned or operated by Grantor or subsidiaries of Grantor which are not identified on Exhibit A) in the markets identified on Exhibit A, in accordance with and subject to the terms and conditions set forth herein and in the Purchase Agreement (as defined below);

WHEREAS, concurrently herewith FTS and Grantor are entering into an option agreement providing Grantor with an option to purchase television station WUTB-TV (Baltimore, MD), on terms and conditions (other than price), substantially similar to those provided herein;

WHEREAS, concurrently herewith subsidiaries of Grantor and the Fox Broadcasting Company Network (“FBC”) are entering into renewals of the affiliation agreements for all television stations owned, operated or provided services to by subsidiaries of Grantor; and

WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1.
GRANT OF THE OPTION; EXERCISE OF THE OPTION

Section 1.1.  Grant of Option.  Grantor hereby gives, grants, transfers and conveys to FTS, and its successors and assigns, the irrevocable and exclusive right, privilege and option (the “Option”), but not the obligation, to acquire certain of the assets of all of the Stations in no more than three of the markets identified on Exhibit A from Grantor and/or Grantor’s subsidiaries at the prices set forth on Exhibit A, upon the terms and subject to the conditions set forth herein and in the Asset Purchase Agreement substantially in the form attached hereto as Exhibit B, subject only to ministerial or administrative corrections or, as permitted hereunder, to qualify a provision therein by reference to its Disclosure Schedule (the “Purchase Agreement”).

Section 1.2.  Due Diligence Review; Schedules.

(a)           From the date of this Agreement until the Closing under the Purchase Agreement, Grantor covenants and agrees to provide FTS and FTS’s authorized representatives (i) reasonable access upon reasonable notice during normal business hours to Grantor’s books, records, contracts, commitments (with respect to the Stations) and to Grantor’s non-Station level employees, agents and representatives, and (ii) all such other information and copies of documents as FTS may reasonably request, concerning Grantor, the operation of the Stations and the assets of the Stations (the “Assets”), and the Stations’ customers and suppliers.

(b)           As of the date hereof, Grantor has delivered to FTS all of the sections to the Disclosure Schedule to the Purchase Agreement, together with copies of the documents referred to therein, except for Disclosure Schedule Sections 3.12(d) and 4.06  (collectively, such sections of the Disclosure Schedule to be delivered, the “Initial Schedules”), which are true, complete and accurate.  The Initial Schedules have been prepared in compliance with the terms and conditions of the Purchase Agreement assuming that the Purchase Agreement has been executed as of the date hereof.  Within thirty (30) days following the FTS Election Notice (as defined below) with respect to any Station, Grantor shall deliver to FTS (together, to the extent not already provided, with copies of the documents referred to therein)  updates to the Initial Schedules relating to such Stations and Disclosure Schedule Section 3.12(d) (collectively, the “Updated Schedules”); provided, however, that such Updated Schedules (i) shall only disclose or otherwise reflect changes to the Stations and the Assets arising after the date of this Agreement, (ii) shall not create or otherwise result in FTS (or the Buyer, if different than FTS) assuming material liabilities under the Purchase Agreement that are in the aggregate materially greater than those set forth on the December 31, 2011 balance sheet for the Business Financial Statements, (iii) shall not effect a waiver or other limitation of any rights of FTS under this Option Agreement, (iv) shall not effect any update to Disclosure Schedule Sections 1.01(c), 5.01, 5.01(c), 5.01(d), 5.01(l), 5.01(o), 6.03 and 10.03(b), (v) shall not effect any update to Disclosure Schedule Section 5.01(h) to the extent that any matters set forth on any updated Disclosure Schedule Section 5.01(h) could create or otherwise result in FTS (or the Buyer, if different than FTS) assuming material liabilities under Program Rights agreements (whether provided for in Disclosure Schedule Section 5.01(h) or otherwise in the Updated Schedules) that are in the aggregate materially greater than the liabilities under Program Rights agreements set forth on the December 31, 2011 balance sheet for the Business Financial Statements; provided, however, that notwithstanding the foregoing Grantor shall be permitted to include on the Updated Schedules all Program Rights agreements which Grantor entered into after the date hereof as required to meet Grantor’s good faith determination of the programming needs of the Stations; provided further that any costs and/or liabilities associated with any such Program Rights agreements shall be allocated to the Stations on a basis generally consistent with the historical practices for allocation of costs and/or liabilities for Program Rights agreements among the television stations owned and/or operated by Grantor and its subsidiaries, except to the extent Grantor reasonably

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determines an alternative allocation is necessary after taking into account the market conditions of the applicable Markets.  Within thirty (30) days following the FTS Election Notice with respect to any Station, FTS shall deliver to Grantor Disclosure Schedule Section 4.06.

Section 1.3.  Exercise of the Option.  FTS may exercise the Option at any time during the time period commencing on July 1, 2012 and concluding on March 30, 2013 (the “Option End Date”) by delivering written notice of exercise thereof to Grantor (the “FTS Election Notice”) specifying the Stations (which with respect to an exercise regarding a Station in any one market, must include all Stations in such market) in no more than three of the markets identified on Exhibit A attached hereto (such elected Stations, the “Elected Stations”).  Within thirty (30) days following Grantor’s delivery of Updated Schedules to FTS pursuant to Section 1.2(b) above, Grantor and FTS shall enter into the Purchase Agreement with respect to each such Station, unless FTS notifies Grantor within such thirty (30) day period that FTS is revoking such election with respect to any Station or Stations (which revocation must include all Stations located in any one market).

Section 1.4.  Unexercised Option.  If (a) FTS has not exercised the Option with respect to any Stations on or prior to the Option End Date (treating the revocation of an election as the Option never having been exercised with respect to such election even if revoked following the Option End Date) or (b) if the Purchase Agreement is terminated prior to the Closing (except if terminated by Grantor pursuant to Section 11.01(c) of the Purchase Agreement), Grantor agrees to pay to FTS, on or before the date that is twenty (20) business days after the Option End Date or the date that the Purchase Agreement is terminated (the “Termination Date”), as the case may be, the sum of Twenty-Five Million Dollars ($25,000,000), by wire transfer of immediately available funds to an account identified by FTS in writing.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF GRANTOR

Grantor represents and warrants to FTS as follows:

Section 2.1.  Incorporation; Authorization; etc.  Grantor is a corporation validly existing and in good standing under the laws of the State of Maryland, and Grantor has full corporate power to execute and deliver this Option Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Option Agreement and the Purchase Agreement, the performance of Grantor’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by Grantor have been duly and validly authorized by the board of directors of Grantor and no other corporate proceedings or actions on the part of Grantor, its board of directors or stockholders are necessary therefor.  The execution, delivery and performance of this Option Agreement and the Purchase Agreement by Grantor will not (a) conflict with or violate any law, order, award, judgment, injunction or decree applicable to Grantor, the Assets or the Stations or by which any of the Assets or the Stations are subject or affected, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both

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would become a default) of any Contract to which Grantor is a party or by which Grantor is bound or to which any of the Assets or the Stations are subject or affected, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets, or (c) conflict with or violate the articles of incorporation, bylaws or any related organizational documents of Grantor.  This Option Agreement has been duly executed and delivered by Grantor, and, assuming the due execution hereof by FTS, this Option Agreement constitutes the legal, valid and binding obligation of Grantor.

Section 2.2.  Consents and Approvals.  The execution and delivery of this Option Agreement does not and will not require any consent, approval, exemption, authorization or other action by, or filing with or notification to any Government Authority or any other person, except that the Option Agreement shall be filed with the FCC within thirty (30) days from the date hereof.

Section 2.3.  Financial Statements.  Grantor has prepared and furnished to FTS true, correct and complete copies of the unaudited statements of operating income and unaudited balance sheets for the Stations for the calendar years ended December 31, 2010 and December 31, 2011 (the “Business Financial Statements”).  The Business Financial Statements in the aggregate present fairly in all material respects the full and complete financial position and results of operations of the Stations as operated by Grantor as of the respective date thereof and for the respective periods covered thereby, subject to normal recurring year-end adjustments (none of which would, individually or in the aggregate, be material to the Business).  Grantor has not changed the allocation methods used with respect to its financial statements in the previous five years and has accounted for all ad sales included in the Business Financial Statements in the ordinary course of business.  The Business Financial Statements were prepared in accordance with GAAP, consistently applied from period to period.  Grantor has prepared and furnished to FTS the Broadcast Cash Flow of the Stations (as derived from the Business Financial Statements) for the calendar years ended December 31, 2010 and December 31, 2011.

Section 2.4.  Brokers, Finders, etc.  Neither Grantor nor any subsidiary of Grantor has employed, or is subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who would have a valid claim for a fee or commission from FTS in connection with such transactions.

Section 2.5. Representations and Warranties in the Purchase Agreement.  As of the date hereof, Grantor on behalf of itself and certain of its subsidiaries hereby makes the representations and warranties of “Sinclair” and the “Sellers” set forth in Article 3 of the Purchase Agreement for the benefit of FTS and all such representations and warranties are incorporated herein by reference in their entirety; provided, however, that no representations or warranties shall be made (or deemed to be made) by Grantor on behalf of itself or any of its subsidiaries with respect to the matters set forth in Section 3.12(d) of the Purchase Agreement as of the date hereof.

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ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF FTS

FTS represents and warrants to Grantor as follows:

Section 3.1.  Incorporation; Authorization; etc.  FTS is a corporation validly existing and in good standing under the laws of the State of Delaware, and FTS has full corporate power to execute and deliver this Option Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Option Agreement, the performance of FTS’s obligations hereunder and the consummation of the transactions contemplated hereby by FTS have been duly and validly authorized by the board of directors of FTS and no other corporate proceedings or actions on the part of FTS, its board of directors or stockholders are necessary therefor.  The execution, delivery and performance under this Option Agreement by FTS will not (a) conflict with or violate any law, order, award, judgment, injunction or decree applicable to FTS, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of a contract to which FTS is bound, or (c) conflict with or violate the articles of incorporation, bylaws or any related organizational documents of FTS.  This Option Agreement has been duly executed and delivered by FTS, and, assuming the due execution hereof by Grantor, this Option Agreement constitutes the legal, valid and binding obligation of FTS, enforceable against FTS in accordance with its terms.

Section 3.2.  Consents and Approvals.  The execution and delivery of this Option Agreement do not and will not require any consent, approval, exemption, authorization or other action by, or filing with or notification to any Government Authority or any other person, except that the Option Agreement shall be filed with the FCC within thirty (30) days from the date hereof.

Section 3.3.  Brokers, Finders, etc.  FTS has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who would have a valid claim for a fee or commission from FTS in connection with such transactions.

Section 3.4. Representations and Warranties in the Purchase Agreement.   As of the date hereof, FTS hereby makes the representations and warranties of the “Buyer” set forth in Article 4 of the Purchase Agreement for the benefit of Grantor and all such representations and warranties are incorporated herein by reference in their entirety; provided, however, that no representations or warranties shall be made (or deemed to be made) by FTS with respect to the matters set forth in Section 4.06 of the Purchase Agreement as of the date hereof.

Section 3.5.  FCC Representations.  As of the date this Agreement, FTS represents and warrants that the acquisition of the Stations by Buyer shall not violate: (a) the national station ownership cap imposed by FCC regulations, or (b) FCC regulations governing ownership of multiple stations in the same market.

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ARTICLE 4.
ADDITIONAL AGREEMENTS

Section 4.1.  Operation of the Stations.  Except (i) as contemplated or required by this Option Agreement, (ii) as set forth on Schedule 4.1 to this Option Agreement, (iii) as required by applicable Law or by a Governmental Authority of competent jurisdiction, or (iv) with the prior written consent of FTS, which consent may not be unreasonably withheld, delayed or conditioned, from and after the date of this Option Agreement until the exercise of the Option, Grantor shall (and shall cause Grantor’s subsidiaries to):

(a)           operate the Business in compliance in all material respects with the Communications Act, the FCC Licenses, the FCC rules and regulations and all applicable Laws;

(b)           not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses;

(c)           not sell, lease, license or otherwise dispose of any assets of the Business except (i) pursuant to or in accordance with existing contracts or commitments of the Stations, (ii) immaterial assets in the ordinary course of business consistent with past practices of the Stations (“Station Ordinary Course”) or (iii) to the extent consistent with the ordinary course of business and the past practices of the Business and operations of the television stations owned or operated by Grantor (or Affiliates of Grantor), taken as a whole (the “Station Group Ordinary Course”);

(d)           not make any change in any method of accounting or accounting practice utilized in the preparation of the Business Financial Statements except for any such change required by reason of a concurrent change in GAAP;

(e)           maintain the Real Property and the Equipment in normal operating condition and in conformity in all material respects with all applicable FCC technical regulations, ordinary wear and tear excepted;

(f)            not enter into, renew or allow the renewal of or entering into, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for any of the Stations that are not terminable at will;

(g)           utilize the Program Rights consistent with the Station Ordinary Course or the Station Group Ordinary Course and not sell or otherwise dispose of any such Program Rights;

(h)           reasonably promptly notify FTS of any attempted or actual collective bargaining organizing activity with respect to the applicable Employees;

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(i)            not enter into any arrangement or Contract with any Affiliate that survives the Closing;

(j)            not enter into or become obligated under any New Lease or amend, modify, terminate or waive any material right or exercise any material consent, approval or election under any Lease or Real Property Lease;

(k)           perform in all material respects all of its obligations under the Assumed Contracts, the Leases and the Real Property Leases in a timely manner;

(l)            deliver to FTS copies of all written notices alleging default delivered and received by Grantor after the date hereof in connection with any Lease or Real Property Lease, with reasonable promptness after receipt or sending;

(m)          not enter into any agreement or other contract or arrangement requiring payment or other compensation that becomes payable as a result of the Closing for which FTS will be responsible; and

(n)           not agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses.

Section 4.2.  Financial and Operating Reports.  Within thirty (30) days or sooner (if available) after the end of each fiscal quarter ending after the date hereof and prior to Closing, Grantor shall deliver to FTS, at Grantor’s expense, such quarterly financial and operating reports for each Station as are routinely prepared for internal use for management of Grantor including, if so prepared, quarterly cash flow statements and quarterly reports of capital expenditures.

Section 4.3.  Additional Deliveries of Grantor.  In addition to the other actions required to be done hereby, Grantor shall deliver, or cause to be delivered, as of the date hereof, to FTS such certificates, instruments and documents as may be reasonably requested by FTS to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 4.4.  Additional Deliveries of FTS.  FTS shall deliver, or cause to be delivered, as of the date hereof, to Grantor such certificates, instruments and documents as may be reasonably requested by Grantor to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 4.5.           Confidentiality.  The terms of the Mutual Confidentiality Agreement between the parties, made as of November       , 2011, are hereby incorporated herein by reference and shall continue in full force and effect from the date hereof until the Closing under the Purchase Agreement in accordance with the terms thereof; provided, however, that in the event of the termination of this Agreement or the Purchase Agreement, the terms of the Mutual Confidentiality Agreement incorporated herein by reference shall survive in accordance with its terms.

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Section 4.6.           WSTR Tower Assets.  In the event FTS exercises the Option to acquire WSTR-TV, the assets to be sold pursuant to the Purchase Agreement will not include the WSTR-TV tower, transmitter building, land, tower leases or related assets.  In that event, FTS and Grantor shall enter into a rent-free lease agreement with a perpetual term permitting WSTR-TV to continue to broadcast from such tower as it is broadcasting as of the date of this Agreement without incurring any expenses that were not included as expenses of WSTR-TV in the statements of Broadcast Cash Flow provided to FTS during the negotiation of this Agreement.

Section 4.7.           Representation Agreement.  Grantor will not enter into or renew any national sales representation agreement with respect to the Stations which will be binding on the Stations after the Closings of the acquisitions thereof without the prior written consent of FTS.

ARTICLE 5.
TERMINATION

Section 5.1.           Termination.  Without limiting any rights of FTS set forth in Article 6, FTS shall have the right to terminate this Option Agreement upon the occurrence of any of the following events:

(a)           any representation or warranty of Grantor (or any subsidiary of Grantor) contained in Article 2 hereof shall fail to be true and correct in all material respects; or

(b)           Grantor shall fail to comply in any material respect with any covenant or obligation applicable to it set forth in this Option Agreement.

ARTICLE 6.
REMEDIES

Section 6.1.  Specific Performance.  In addition to any other remedies which FTS may have at law or in equity, Grantor hereby acknowledges that the Assets and the Stations are unique, and that the harm to FTS resulting from a breach by Grantor of its obligations cannot be adequately compensated by damages.  Accordingly, Grantor agrees that FTS shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Option Agreement specifically performed by Grantor (and subsidiaries of Grantor), and that FTS shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

Section 6.2.  Remedies Generally.  The Grantor and FTS shall have all remedies provided by statute, at law, in equity or otherwise resulting from the breach by a party of its obligations under this Option Agreement.  The remedies provided herein shall be cumulative and

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shall not preclude the assertion by Grantor or FTS of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

ARTICLE 7.
GENERAL PROVISIONS

Section 7.1.  Expenses.  Unless otherwise indicated in this Option Agreement, all costs and expenses incurred in connection with this Option Agreement and the transactions contemplated hereby, including fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

Section 7.2.  Notices.  All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made upon receipt) by delivery in person (including delivery by nationally recognized overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2).

Notices to Grantor shall be addressed to:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, MD 21030

Attention: President

with a copy to:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, MD 21030

Attention: General Counsel

Notices to FTS shall be addressed to:

Fox Television Stations, Inc.

c/o News Corporation

1211 Avenue of the Americas, 7th Floor

New York, NY 10030

Attention: General Counsel

with a copy to:

Hogan Lovells US LLP

7930 Jones Branch Drive, Suite 900

9

McLean, VA 22102

Attention: Richard T. Horan, Jr.

and

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attention: Alexander B. Johnson

Section 7.3.  Public Announcements.  The parties hereto shall not make, or cause to be made, any press releases or public announcements in respect of this Option Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification of the other, and the parties shall reasonably cooperate as to the timing and content of any such announcement.

Section 7.4.  Headings.  The descriptive headings contained in this Option Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Option Agreement.

Section 7.5.  Severability.  If any term or other provision of this Option Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Option Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Option Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.6.  Entire Agreement.  This Option Agreement and the Purchase Agreement, together with the other agreements contemplated hereby, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

Section 7.7.  Successors and Assigns.  This Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.  Neither party may assign or transfer its rights and obligations hereunder without the prior written consent of the other party.  Notwithstanding the foregoing, FTS shall be permitted to assign or transfer its rights hereunder to any person prior to the exercise of the Option; provided, that (a) any such assignee delivers to Grantor a written assumption of this Agreement and (b) FTS shall remain liable for all of its obligations hereunder.

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Section 7.8.  Third-Party Beneficiaries.  This Option Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights thereunder.

Section 7.9.  Amendment; Wavier.  This Option Agreement may not be amended or modified except by an instrument in writing duly executed by each party hereto.  Waiver of any term or condition of this Option Agreement shall be effective only if in a writing signed by the party to be charged therewith and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Option Agreement.

Section 7.10.  Governing Law; Jurisdiction.  The construction and performance of this Option Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to its principles of conflict of law.  The exclusive forum for the resolution of any disputes arising hereunder shall be the Delaware Chancery Court, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding.  Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

Section 7.12.  Counterparts.  This Option Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FOX TELEVISION STATIONS, INC.

By:
Elisabeth J. Swanson
EVP, CFO and Technical Operations

SINCLAIR BROADCAST GROUP, INC.

By:
David B. Amy
EVP/CFO

Confidential Treatment Requested. Confidential information in this document has been omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

EXHIBIT A TO OPTION AGREEMENT

STATIONS/MARKETS/PURCHASE PRICES

Market	Stations	Purchase Price
Cincinnati	WSTR-TV	[***]*
Las Vegas	KVCW-TV KVMY-TV	[***]
Norfolk	WTVZ-TV	[***]**
Raleigh	WRDC TV 28 WLFL TV 22	[***]

*  [***]

**  [***]

EXHIBIT B TO OPTION AGREEMENT

FORM OF ASSET PURCHASE AGREEMENT

See attached.

Schedule 4.1 to Option Agreement

Operation of the Stations

None.

ASSET PURCHASE AGREEMENT
dated as of [                     ], 20
by and among

[SINCLAIR MEDIA III, INC.,

WSTR LICENSEE, INC.,](1)

[SINCLAIR COMMUNICATIONS, LLC,

CHANNEL 33, INC.,

KUPN LICENSEE, LLC,](2)

[WTVZ, INC.,

WTVZ LICENSEE, LLC,](3)

[WRDC, LLC,

RALEIGH (WRDC-TV) LICENSEE, INC.,

WLFL, INC.,

WLFL LICENSEE, LLC,](4)

SINCLAIR BROADCAST GROUP, INC.

AND

FOX TELEVISION STATIONS, INC.

(1)  If Option is exercised for Cincinnati market.

(2)  If Option is exercised for Las Vegas market.

(3)  If Option is exercised for Norfolk market.

(4)  If Option is exercised for Raleigh market.

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ARTICLE XIII GENERAL PROVISIONS		68

Section 13.01	Expenses	68
Section 13.02	Notices	68
Section 13.03	Headings	69
Section 13.04	Severability	69
Section 13.05	Entire Agreement	69
Section 13.06	Successors and Assigns	69
Section 13.07	No Recourse	70
Section 13.08	No Third-Party Beneficiaries	70
Section 13.09	Amendments and Waivers	70
Section 13.10	Governing Law; Jurisdiction	71
Section 13.11	Specific Performance	71
Section 13.12	WAIVER OF JURY TRIAL	71
Section 13.13	Counterparts	71
Section 13.14	No Presumption	71
Section 13.15	Disclosure Schedules	72
Section 13.16	Guarantee	72

Exhibit A-1 Form of Bill of Sale
Exhibit A-2 Form of Assignment of FCC Licenses
Exhibit A-3 Form of Assignment of Trademarks
Exhibit A-4 Form of Special Warranty Deed
Exhibit A-5 Form of Assignment and Assumption
Exhibit A-6 Form of Assignment and Assumption of Leases
Exhibit A-7 Form of Assignment and Assumption of Real Property Leases
Exhibit A-8 Form of Notice Letter
[Exhibit A-9 Form of WSTR Tower Lease Agreement] (5)

(5)  If Option is exercised for Cincinnati market.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of [                     ], 20     is by and between [Sinclair Media III, Inc., a Maryland corporation (“WSTR Asset Owner”), WSTR Licensee, Inc., a Maryland corporation (“WSTR Licensee” and collectively with WSTR Asset Owner, the “WSTR Sellers”)],(6) [Sinclair Communications LLC, a Maryland limited liability company (“KVCW Asset Owner” and “KVMY Asset Owner”), Channel 33, Inc., a Nevada corporation (“KVCW Licensee” and collectively with KVCW Assets Owner, the “KVCW Sellers”), KUPN Licensee, LLC, a Maryland limited liability company (“KVMY Licensee” and collectively with KVMY Asset Owner, the “KVMY Sellers”)],(7) [WTVZ, Inc., a Maryland corporation, (“WTVZ Asset Owner”), WTVZ Licensee, LLC, a Maryland limited liability company (“WTVZ Licensee”, and collectively with WTVZ Asset Owner, the “WTVZ Sellers”)],(8) [WRDC, LLC, a Nevada limited liability company (“WRDC Asset Owner”), Raleigh (WRDC-TV) Licensee, Inc., a Maryland corporation (“WRDC Licensee” and collectively with WRDC Asset Owner, “WRDC Sellers”), WLFL, Inc., a Maryland corporation (“WLFL Asset Owner”), WLFL Licensee, LLC, a Maryland limited liability company (“WLFL Licensee” and collectively with WLFL Asset Owner, the “WLFL Sellers”)],(9)  Sinclair Broadcast Group, Inc., a Maryland corporation (“Sinclair”), Fox Television Stations, Inc., a Delaware corporation (“Buyer”).

RECITALS

[WHEREAS, WSTR Asset Owner, an Affiliate of Sinclair, is the owner of the assets used in the operation of the broadcast television station WSTR-TV in Cincinnati, Ohio (the “WSTR Station”), pursuant to a license issued by the United States Federal Communications Commission (the “FCC”) to WSTR Licensee, a wholly owned subsidiary of WSTR Asset Owner;] (10)

[WHEREAS, KVCW Asset Owner, an Affiliate of Sinclair, is the owner of the assets used in the operation of the broadcast television station KVCW-TV in Las Vegas, Nevada (the “KVCW Station”), pursuant to a license issued by the FCC to KVCW Licensee, an Affiliate of KVCW Asset Owner;

WHEREAS, KVMY Asset Owner, an Affiliate of Sinclair, is the owner of the assets used in the operation of the broadcast television station KVMY-TV in Las Vegas, Nevada (the “KVMY Station”), pursuant to a license issued by the FCC to KVMY Licensee, a wholly owned subsidiary of KVMY Asset Owner;] (11)

[WHEREAS, WTVZ Asset Owner, an Affiliate of Sinclair, is the owner of the assets used in the operation of the broadcast television station WTVZ-TV in Norfolk, Virginia

(6)  If Option is exercised for Cincinnati market.

(7)  If Option is exercised for Las Vegas market.

(8)  If Option is exercised for Norfolk market.

(9)  If Option is exercised for Raleigh market.

(10)  If Option is exercised for Cincinnati market.

(11)  If Option is exercised for Las Vegas market.

(the “WTVZ Station”), pursuant to a license issued by the FCC to WTVZ Licensee, a wholly owned subsidiary of WTVZ Asset Owner;] (12)

[WHEREAS, WRDC Asset Owner, an Affiliate of Sinclair, is the owner of the assets used in the operation of the broadcast television station WRDC TV 28 in Raleigh, North Carolina (the “WRDC Station”), pursuant to a license issued by the FCC to WRDC Licensee, an Affiliate of WRDC Asset Owner;

WHEREAS, WLFL Asset Owner, an Affiliate of Sinclair, is the owner of the assets used in the operation of the broadcast television station WLFL TV 22 in Raleigh, North Carolina (the “WLFL Station”), pursuant to a license issued by the FCC to WLFL Licensee, a wholly owned subsidiary of WLFL Asset Owner;] (13)

WHEREAS, Sinclair and Buyer entered into an Option Agreement, dated as of [                     ], 2012 (the “Sinclair Option Agreement”), granting Buyer the option to purchase substantially all of the assets and assume certain of the liabilities from Sinclair’s Affiliates related to, used or held for use in the conduct of certain broadcast television stations on the terms and subject to the conditions hereinafter set forth in this Agreement; and

WHEREAS, Buyer has elected to exercise its option under the Sinclair Option Agreement with respect to [the WSTR Station] (14), [the KVCW Station, the KVMY Station] (15), [WTVZ Station] (16) and [the WRDC Station and the WLFL Station] (17) (each a “Station” and collectively, the “Stations”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements to be derived from this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                                Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition mutually acceptable to Sinclair and Buyer or (b) if Sinclair and Buyer are unable to agree upon such a firm, then the regular independent auditors for Sinclair and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.

“Accounts Receivable” means all accounts receivable (other than accounts receivable relating to Tradeout Agreements or film and program barter agreements), and all

(12)  If Option is exercised for Norfolk market.

(13)  If Option is exercised for Raleigh market.

(14)  If Option is exercised for Cincinnati market.

(15)  If Option is exercised for Las Vegas market.

(16)  If Option is exercised for Norfolk market.

(17)  If Option is exercised for Raleigh market.

rights to receive payments under any notes, bonds and other evidences of indebtedness and all other rights to receive payments, arising out of sales occurring in the conduct of the Business prior to the Effective Time for services performed (e.g., the actual broadcast of commercials sold) or delivered by the Business prior to the Effective Time.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.

“Ancillary Agreements” means the Sinclair Option Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet Date” means December 31, 2011.

“Bargaining Agreement” means the collective bargaining agreements set forth on Disclosure Schedule Section 3.14(b).

“Broadcast Cash Flow” means operating income in the applicable Business Financial Statements (a) minus (to the extent included in determining such operating income) nonrecurring gains or income, net barter and/or trade (non-cash) gains incurred in the ordinary course of business, cash payments made in respect of obligations relating to Program Rights during such period, (b) plus (to the extent included in determining such operating income) nonrecurring charges or expenses (including those relating to equity or equity-linked compensation), depreciation and amortization (including the amortization of obligations relating to Program Rights), net barter and/or trade expenses in each case determined in accordance with U.S. generally accepted accounting principles in effect from time to time, consistently applied and (c) as modified by the adjustments set forth in Disclosure Schedule Section 1.01(c).

“Business” means the conduct and operation of the Stations.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed (or actually closed) in the City of New York.

“Cash and Cash Equivalents” means those items which are required by GAAP to be included as “cash” or “cash equivalents” on the Business Financial Statements as of the Effective Time (plus interest, if any, accruing on such amount at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) from such date until the Closing Date).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means collectively, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children’s Television Act of 1990, and the rules and regulations promulgated under the foregoing, in each case, as in effect from time to time.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement between Buyer and Sinclair, made as of November       , 2011.

“Contracts” means contracts, agreements, leases, non-governmental licenses, sales and purchase orders and other agreements (including Leases, Real Property Leases and employment agreements), written or oral (including any amendments or modifications thereto).

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Copyrights” means all copyrights and copyright applications and registrations therefor used primarily by the Sellers in connection with the Business.

“Effective Time” means 12:01 a.m., New York City time, on the Closing Date.

“Employee Plan” means any (a) employee benefit plan, arrangement or policy subject to ERISA, including any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement; (b) any equity or equity-based compensation plan; (c) any bonus or incentive arrangement; and (d) any severance or termination agreements, policies or arrangements that are not covered by ERISA; in each case, maintained or contributed to or required to be maintained or contributed to by the Sellers for the benefit of any current or former Employee, but excluding in all cases any Multiemployer Plan.

“Employees” means full-time and part-time employees employed by the Sellers with respect to the Stations, each of whom is listed on Disclosure Schedule Section 1.01(a).

“Environmental Laws” means any Law in effect on the date of this Agreement whether local, state, or federal relating to:  (a) Releases or threatened Releases of Hazardous Materials into the environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the environment.

“Equipment” means all machinery, equipment (including movable equipment), computers, motor vehicles, furniture, fixtures, furnishings, towers, antennas, transmitters, tools, toolings, parts, blank films and tapes and other items of tangible personal property owned or leased by the Sellers and in use at the Stations on the date hereof (other than such items that are no longer in use at the Stations as a result of obsolescence or having been replaced by other property).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is, or at any relevant time was, required to be treated as a single employer with the Sellers under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Adjustment” means, with respect to the Estimated Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“FCC Consent” means the FCC’s grant of its consent to the assignment of each of the FCC Licenses identified on Disclosure Schedule Section 3.12(a)(1) from the Licensees to Buyer.

“FCC Licenses” means the FCC licenses, permits and other authorizations issued by the FCC for use in the operation of the Stations, each of which is identified on Disclosure Schedule Section 3.12(a)(1), and any other license, permit or other authorization, including any temporary waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor.

“Final Adjustment” means, with respect to the Final Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“Final Order” means an action by the FCC (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending; and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“GAAP” means United States generally accepted accounting principles as in effect on the Balance Sheet Date, consistently applied.

“Governmental Authority” means any federal, state or local or any foreign government, legislature, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, (a) which are defined or regulated under § 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the

Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. or any similar applicable federal, state or local Environmental Laws; or (b) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Improvements” has the meaning set forth in the definition of Owned Real Property.

“Income Taxes” means income, franchise, doing business and similar Taxes.

“Indebtedness” means, with regard to any Person, any liability or obligation, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, monies, debentures, or similar instruments or upon which interest payments are normally made, (b) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables and Program Rights Obligations, (c) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (d) all obligations under acceptance, standby letters of credit or similar facilities, (e) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (f) all accrued interest of all obligations referred to in (a) — (e) and (g) all obligations referred to in (a) — (f) of a third party secured by any Lien on property or assets.

“Intangible Property” means (a) Patents; (b) Copyrights; (c) Trademarks, including all of the rights, if any, of the Sellers in and to the Stations’ call letters and any derivative thereof; (d) Trade Secrets and other confidential business information, including inventions, know-how, and financial, marketing and business data used primarily by the Sellers in connection with the Business; (e) all domain leases and names used primarily by the Sellers in connection with the Business; (f) licenses granting any rights with respect to any of the foregoing; (g) rights to sue with respect to past, current and future infringements of any of the foregoing; and (h) all goodwill, if any, associated with any of the foregoing.

“Intellectual Property” means any (i) patents, patent applications and disclosures, inventions conceived (whether or not reduced to practice) and related improvements, (ii) trademarks, service marks, trade dress, logos, trade names, call letters, internet domain names and URLs, corporate names and telephone numbers containing or reflecting the foregoing, along with any associated goodwill, (iii) copyrights and works of authorship, (iv) confidential business information, including trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, processes, techniques, databases, financial, marketing and business data, pricing and cost information, business and marketing plans, and past and present customer, advertiser, web site visitor, and supplier lists and information), (v) Internet websites, including all content and materials displayed on and/or accessible through such sites; (vi) copies and tangible embodiments of any of the foregoing (in whatever form or medium), (vii) licenses granting any rights with respect to any of the foregoing (including software, webcasting and public performance licenses), (viii) rights to sue with respect to past, current and future infringements of any of the foregoing, and (ix) registrations and applications to register any of the foregoing, if applicable.

“Knowledge of the Sellers,” “Sellers’ Knowledge,” and phrases of similar import mean, the actual knowledge of the president and the chief financial officer of Sinclair, as well as the general manager and chief engineer (or person holding a similar position, but not including any contract employee or consultant) of each Station.

“Land” has the meaning set forth in the definition of Owned Real Property.

“Law” means any United States (federal, state, local and including the common law) or foreign law, constitution, treaty statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree.

“Leased Real Property” means any and all leasehold or subleasehold estates in the real property described on Disclosure Schedule Section 3.07(b) and held or used in or ancillary to the Business.

“Leases” means those leases, subleases, tenancies, concessions, licenses, occupancy agreements or similar agreements (including any and all assignments, amendments, supplements, extensions, renewals and other modifications thereof) described on Disclosure Schedule Section 3.07(b), which pertain to the use or occupancy of the Real Property where the Sellers hold an interest as landlord, licensor, sublandlord or sublicensor, together with any New Leases, and, subject to the terms of this Agreement, together with refundable deposits and prepaid rent, if any, relating to any of the foregoing.

“Licensees” means [WSTR Licensee],(18) [KVCW Licensee, KVMY Licensee],(19) [WTVZ Licensee],(20) [WRDC Licensee and WLFL Licensee].(21)

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, easement, right of way, restrictive covenant, encroachment, security interest or encumbrance of any kind whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Markets” means [the Cincinnati, Ohio Nielsen Designated Market Area],(22) [the Las Vegas, Nevada, Nielsen Designated Market Area],(23) [the Norfolk-Portsmouth-Newport

(18)  If Option is exercised for Cincinnati market.

(19)  If Option is exercised for Las Vegas market.

(20)  If Option is exercised for Norfolk market.

(21)  If Option is exercised for Raleigh market.

(22)  If Option is exercised for Cincinnati market.

(23)  If Option is exercised for Las Vegas market.

News, Virginia Nielsen Designated Market Area],(24) and [the Raleigh-Durham (Fayetteville), North Carolina Nielsen Designated Market Area].(25)

“Material Adverse Effect” means any effect or change that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the financial condition, assets or results of operations of a Station or (b) the ability of the Sellers to perform their obligations under this Agreement; provided, however, that any material adverse effect primarily attributable to (i) an event or series of events or circumstances affecting the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) any event, state of facts or circumstances or development affecting television programming services generally or the television broadcast industry generally (including legislative or regulatory matters), (iii) any change or development in national, regional, state or local telecommunications or internet transmission systems, (iv) general economic conditions, including any downturn caused by acts of war or terrorism or a natural disaster, such as an earthquake or hurricane, (v) the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market, (vi) the announcement, execution and performance of this Agreement, (vii) any action taken by the Sellers as expressly contemplated by this Agreement or with Buyer’s written consent or at Buyer’s written request, (viii) any failure to meet internal or published financial or rating projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded), (ix) changes in Law or GAAP or the interpretation thereof or (x) the ratings or performance of any network with which the Stations are affiliated, in each case shall not constitute a Material Adverse Effect under subsection (b) above.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“MVPDs” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“New Leases” means any Lease or Real Property Lease entered into in accordance with this Agreement after the date hereof and prior to the Closing Date.

“Owned Real Property” means any and all real property described on Disclosure Schedule Section 3.07(a) and all real property owned by the Sellers and primarily used in the Business (other than Excluded Assets), such ownership interest being comprised of a fee simple interest in the land described on Disclosure Schedule Section 3.07(a) (the “Land”), together with:

(i) improvements, buildings and fixtures now or hereafter located on or affixed to the Land, including the buildings identified on Disclosure Schedule Section 3.07(a) (the “Improvements”);

(24)  If Option is exercised for Norfolk market.

(25)  If Option is exercised for Raleigh market.

(ii) the Sellers’ interest in all easements, rights of way, hereditaments and other appurtenances thereto (including appurtenant rights in and to public streets, roads, lands and alleys in front of and adjacent to the Land), including all development rights, “air rights,” easements, rights-of-way and other similar interests, any strips and gores adjacent to the Land, any award made or to be made in lieu of any of the foregoing, and any award for damage to the Land or Improvements by reason of the change of grade of any street, road or avenue, and any and all other interests of every kind granted to the Sellers, as owner of the Owned Real Property;

(iii) all architectural plans or design specifications relating to the development of the Land and Improvements; and

(iv) all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.

“Patents” means any patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or re-examinations and patents issuing thereon, used primarily by the Sellers in connection with the Business.

“Permitted Liens” means, as to any property or asset of the Stations, (a) liens for Taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and for which appropriate reserves exist on the Financial Statements; (b) terms and conditions of any Leases; (c) zoning laws and ordinances and similar Laws that are not materially violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the operation of the Business; (d) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any permits); (e) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor, (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith, (iii) any Leases and (iv) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (f) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters of record affecting title that do not materially adversely affect title to the property subject thereto or materially impair the continued use of the property in the ordinary course of the business of the Stations; (g) Liens that will be discharged prior to Closing; (h) any state of facts an accurate survey would show, provided same does not render title unmarketable or prevent the Real Property being utilized in substantially the same manner as currently used; (i) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations and which pledges or deposits are reflected in the Business Financial Statements to the extent required by GAAP; (j) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business and (k) any other Lien, other than a Lien securing a monetary obligation, that does not detract from, interfere with or impair the use of or value of any such property or asset as currently used.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning and ending after the Effective Time.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Effective Time.

“Primary Station URLs” means the primary URLs used for the Stations’ websites as of the date hereof (i.e., [                        ]).

“Program Rights” means all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Program Rights Obligations” means all obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used in connection with the Business in the ordinary course consistent with past practice which relate to the utilization of the Program Rights on or after the Closing Date.

“Qualified Assignee” means a third party that is eligible pursuant to the Communications Act and the policies of the FCC to be the assignee of the FCC Licenses.

“Real Property” means the Owned Real Property and the Leased Real Property, but excludes Tower Leases.

“Real Property Leases” means those leases, subleases, tenancies, concessions, licenses, occupancy agreements or similar agreements (including any and all assignments, amendments, supplements, extensions, renewals and other modifications thereof) described on Disclosure Schedule Section 3.07(b), which pertain to the use or occupancy of the Real Property where the Sellers hold an interest as a tenant, licensee, subtenant or sub-licensee, together with any New Leases, and, subject to the terms of this Agreement, together with refundable deposits and prepaid rent, if any, relating to any of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Seller Account” means the accounts set forth on Disclosure Schedule Section 1.01(b).

“Sellers” means [the WSTR Sellers],(26) [the KVCW Sellers, the KVMY Sellers],(27) [the WTVZ Sellers],(28) [the WRDC Sellers and the WLFL Sellers.](29)

(26)  If Option is exercised for Cincinnati market.

(27)  If Option is exercised for Las Vegas market.

(28)  If Option is exercised for Norfolk market.

(29)  If Option is exercised for Raleigh market.

“Shared Contracts” means those Contracts that may be used in the operation of television stations, other than the Stations, or other businesses that will continue to be owned by the Sellers or their Affiliates after the Closing.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangible or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Tower Leases” means any agreement pertaining to the use and/or installation of radio masts and/or towers used for telecommunications and broadcasting, where the Sellers hold an interest as tenant or subtenant.

“Trade Secrets” means all proprietary information of the Sellers that is not generally known and is used primarily in the operation of the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.

“Trademarks” means all trade names, trademarks, service marks, trade dress, jingles, slogans, logos, other source or business identifiers, trademark and service mark registrations and trademark and service mark applications owned, used, licensed by or leased by the Sellers primarily in connection with the Business, including those set forth on Disclosure Schedule Section 3.06(a), and the goodwill appurtenant thereto.

“Tradeout Agreement” means any Contract, other than film and program barter agreements, pursuant to which the Sellers have agreed to sell or trade commercial air time or commercial production services of the Stations in consideration for any property or service in lieu of or in addition to cash.

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

“Union Employees” means all Employees the terms of whose employment are governed by a Bargaining Agreement.

[“WUTB-TV Sale” means the closing of the transactions contemplated by an asset purchase agreement entered into in connection with the exercise of the option granted under the option agreement entered into by Buyer and Sinclair concurrently with Sinclair Option Agreement that provides Sinclair with an assignable option to purchase television station WUTB-TV.] (30)

Section 1.02                                Cross Reference Table. The following terms defined in this Agreement in the sections set forth below shall have the respective meaning therein defined:

Accounting Firm	Section 1.01
Accounts Receivable	Section 1.01
Action	Section 1.01
Active Employees	Section 8.01(a)
Affiliate	Section 1.01
Agreement	Preamble
Ancillary Agreements	Section 1.01
Antitrust Laws	Section 1.01
Assumed Contracts	Section 2.01(c)
Assumed Liabilities	Section 2.03
Balance Sheet Date	Section 1.01
Bargaining Agreement Broadcast Cash Flow	Section 1.01 Section 1.01
Business	Section 1.01
Business Day	Section 1.01
Business Financial Statements	Section 3.08(a)
Buyer	Preamble
Buyer FSA Plan	Section 8.07
Buyer Guaranteed Obligations	Section 13.16(a)(i)
Buyer Indemnified Parties	Section 12.03(a)
Buyer Prorated Amount	Section 2.08(a)
Buyer Warranty Breach	Section 12.02(a)(i)
Buyer’s 401(k) Plan	Section 8.02
Cap	Section 12.02(b)
Cash and Cash Equivalents	Section 1.01
Closing	Section 2.07
Closing Date	Section 2.07
Closing Transactions	Section 2.07
Code	Section 1.01
Collection Period	Section 6.02(a)
Commitment	Section 5.04(a)
Communications Act	Section 1.01
Confidentiality Agreement	Section 1.01

(30)  If Option is exercised for Raleigh market.

Contracts	Section 1.01
Control	Section 1.01
Copyrights	Section 1.01
Damaged Asset	Section 5.05
Deductible	Section 12.02(b)
DOJ	Section 7.01(d)
Effective Time	Section 1.01
Employee Plan	Section 1.01
Employees	Section 1.01
Employment Commencement Date	Section 8.01(a)
Environmental Laws Environmental Permits	Section 1.01 Section 3.16(b)
Equipment	Section 1.01
ERISA	Section 1.01
Estimated Adjustment	Section 1.01
Estimated Settlement Statement	Section 2.08(d)
Excluded Assets	Section 2.02
Excluded Contracts	Section 2.02(k)
Excluded Liabilities	Section 2.04
FCC	Recitals
FCC Application	Section 7.01(c)
FCC Consent	Section 1.01
FCC Licenses	Section 1.01
Final Adjustment Final Order	Section 1.01 Section 1.01
Final Settlement Statement	Section 2.08(h)
FIRPTA Certificate	Section 9.03
FTC	Section 7.01(d)
GAAP	Section 1.01
Governmental Authority	Section 1.01
Governmental Order	Section 1.01
Hazardous Material	Section 1.01
HSR Act	Section 1.01
Improvements	Section 1.01
Inactive Employees	Section 8.01(a)
Income Taxes	Section 1.01
Indebtedness	Section 1.01
Indemnified Party	Section 12.04(a)
Indemnifying Party	Section 12.04(a)
Intangible Property	Section 1.01
Intellectual Property	Section 1.01
Knowledge of the Sellers [KVCW Asset Owner KVCW Licensee KVCW Sellers KVCW Station	Section 1.01 Preamble Preamble Preamble Recitals

KVMY Asset Owner KVMY Licensee KVMY Sellers KVMW Station	Preamble Preamble Preamble Recitals] (31)
Land	Section 1.01
Law	Section 1.01
Leases Leased Real Property	Section 1.01 Section 1.01
Leased Real Property Estoppel	Section 2.07(b)(xi)
Lien	Section 1.01
Licensees Losses	Section 1.01 Section 12.02(a)
Markets	Section 1.01
Material Adverse Effect	Section 1.01
Material Assumed Contract	Section 3.05(a)
MVPDs	Section 1.01
Non-Union Transferred Employees	Section 8.01(a)
Notice of Disagreement	Section 2.08(h)
Owned Real Property	Section 1.01
Permits	Section 3.11
Permitted Liens	Section 1.01
Person	Section 1.01
Post-Closing Tax Period	Section 1.01
Pre-Closing Tax Period	Section 1.01
Program Rights	Section 1.01
Program Rights Obligations	Section 1.01
Prorated Assumed Liabilities	Section 2.08(a)
Prorated Purchased Assets	Section 2.08(a)
Purchased Assets	Section 2.01
Purchase Price	Section 2.06
Qualified Assignee	Section 1.01
[Raleigh Master Control Equipment Real Property	Section 2.02(t)] (32) Section 1.01
Release	Section 1.01
Remitted Payment	Section 6.02(b)
Remitted Payments	Section 6.02(b)
Section 2.02(o) Contracts	Section 2.02(o)
Sellers	Section 1.01
Seller Account	Section 1.01
Seller FSA Plan	Section 8.07
Seller Guaranteed Obligations	Section 13.16(b)(i)
Seller Indemnified Parties	Section 12.02(a)
Seller Parties	Section 13.06
Seller Prorated Amount	Section 2.08(a)

(31)  If Option is exercised for Las Vegas market.

(32)  If Option is exercised for Raleigh market.

Seller Warranty Breach	Section 12.03(a)(i)
Sellers’ 401(k) Plans	Section 8.02
Settlement Statement Sinclair Sinclair Option Agreement	Section 2.08(e) Preamble Recitals
Specified Payment	Section 6.02(a)
Specified Payments	Section 6.02(a)
Station	Recitals
Subsidiary	Section 1.01
Tax	Section 1.01
Tax Returns	Section 1.01
Taxes	Section 1.01
Termination Date	Section 11.01(b)(i)
Threshold	Section 12.02(b)
Tower Leases	Section 1.01
Trade Secrets	Section 1.01
Trademarks	Section 1.01
Tradeout Agreement	Section 1.01
Transfer Date	Section 8.07
Transfer Taxes	Section 1.01
Transferred Employees	Section 8.01(a)
Union Employees	Section 1.01

WARN Act
[WLFL Asset Owner
WLFL Licensee
WLFL Sellers
WLFL Station
WRDC Asset Owner
WRDC Licensee
WRDC Sellers
WRDC Station
[WSTR Asset Owner
WSTR Licensee
WSTR Sellers
WSTR Station
[WTVZ Asset Owner
WTVZ Licensee
WTVZ Sellers
WTVZ Station
[WUTB-TV Sale

Section 8.09 Preamble Preamble Preamble Recitals Preamble Preamble Preamble Recitals] (33) Preamble Preamble Preamble Recitals] (34) Preamble Preamble Preamble Recitals] (35) Section 1.01] (36)

(33)  If Option is exercised for Raleigh market.

(34)  If Option is exercised for Cincinnati market.

(35)  If Option is exercised for Norfolk market.

(36)  If Option is exercised for Raleigh market.

Section 1.03                                Terms Generally.  (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Disclosure Schedule references are to the Articles, Sections and paragraphs in, and the Exhibits and Disclosure Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified, and (d) the word “or” shall not be exclusive.

ARTICLE II

PURCHASE AND SALE

Section 2.01                                Purchase and Sale. Pursuant to the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Sellers and the Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free of all Liens other than Permitted Liens, all of the Sellers’ right, title and interest in, to and under all of its assets, other than the Excluded Assets, in each case as and to the extent located at or used primarily with respect to the Stations, including the following assets, Contracts, and properties (tangible or intangible), as the same shall exist on the date of this Agreement and not disposed of in accordance with Section 5.01, and all similar assets of the Business acquired by the Sellers between the date hereof and the Closing, as follows (the “Purchased Assets”):

(a)                                  all Real Property and Tower Leases;

(b)                                 all Equipment;

(c)                                  all rights under all Contracts to which the Sellers are a party that (i) are listed or referenced on Disclosure Schedule Section 3.05(a) or Disclosure Schedule Section 3.13(a), (ii) are not required by the terms thereof to be listed on Disclosure Schedule Section 3.05(a), (iii) are referenced in other subsections to this Section 2.01 or the corresponding Section in the Disclosure Schedules, or (iv) are entered into after the date hereof by the Sellers pursuant to the terms and subject to the conditions of Section 5.01 (collectively, the “Assumed Contracts”); provided, however, that Assumed Contracts shall in no event include Excluded Contracts;

(d)                                 all prepaid expenses and deposits (other than prepaid Taxes) and ad valorem Taxes, leases and rentals;

(e)                                  all of the Sellers’ rights, claims, credits, causes of action or rights of set-off  against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties, in each case only to the extent Buyer incurs Losses relating thereto and occurring after the Effective Time;

(f)                                    all Intangible Property;

(g)                                 all Internet web sites and related agreements, content and databases and domain name registrations, as set forth on Disclosure Schedule Section 2.01(g);

(h)                                 all FCC Licenses and all transferable municipal, state and federal franchises, licenses, permits or other governmental authorizations relating to the Stations;

(i)                                     all prepayments under advertising sales contracts for committed air time for advertising on the Stations that has not been aired prior to the Closing Date;

(j)                                     all information and data, sales and business records, books of account, files, invoices, inventory records, general, financial, accounting and real and personal property and sales and use Tax records (but excluding all other Tax records), personnel and employment records for Transferred Employees (to the extent permitted by Law) and all engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and lists of present and former customers, quality control records and manuals, blueprints, litigation and regulatory files, and all other books, documents and records;

(k)                                  all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets, and all licenses and rights in relation thereto;

(l)                                     engineering plans held or used by the Sellers in connection with the Business or operation of the Stations or the Real Property; and

(m)                               all other items listed on Disclosure Schedule Section 2.01(m).

Section 2.02                                Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of the Sellers (the “Excluded Assets”) shall not be acquired by Buyer and are excluded from the Purchased Assets:

(a)                                  all of the Sellers’ Cash and Cash Equivalents;

(b)                                 all bank and other depository accounts of the Sellers;

(c)                                  insurance policies relating to the Stations and the Business, and all claims, credits, causes of action or rights, including rights to insurance proceeds, thereunder;

(d)                                 all interest in and to refunds, rebates, abatements, or other recoveries of Taxes relating to Pre-Closing Tax Periods or the other Excluded Assets;

(e)                                  any cause of action or claim relating to any event or occurrence prior to the Effective Time (other than as specified in Section 2.01(e));

(f)                                    all Accounts Receivable;

(g)                                 intercompany accounts receivable of the Sellers;

(h)                                 all (i) books, records, files and papers, whether in hard copy or computer format, relating to the preparation of this Agreement or the transactions contemplated hereby, (ii) all minute books and corporate records of the Sellers and their Affiliates and (iii) duplicate copies of records of the Stations;

(i)                                     all rights of the Sellers arising under this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby;

(j)                                     any Purchased Asset sold or otherwise disposed of prior to Closing as permitted hereunder;

(k)                                  all Contracts that are Shared Contracts (other than those listed on Disclosure Schedule Sections 3.05(a) or 3.13(a) solely to the extent such Shared Contracts relate to the Stations), all Contracts that are terminated or expired and are not renewed prior to the Closing Date, and all other Contracts that are not Assumed Contracts (collectively, the “Excluded Contracts”);

(l)                                     [the WSTR Station tower, transmitter building, land, tower leases and related assets] (37);

(m)                               other than as specifically set forth in Article VIII, any Employee Plan and any assets of any Employee Plan sponsored by the Sellers or any of their Affiliates including any amounts due to such Employee Plan from the Sellers or any of their Affiliates;

(n)                                 all Tax records, other than real and personal property Tax records;

(o)                                 all Contracts listed on Disclosure Schedule Section 2.02(o) (“Section 2.02(o) Contracts”);

(p)                                 all computers and other assets and any centralized server facilities, data links, payroll system and other operating systems (including e-mail systems and financial systems) that (i) are used in the operation of multiple television stations by the Sellers or (ii) that are set forth on Disclosure Schedule Section 2.02(p);

(q)                                 (i) the registrations for the Primary Station URLs and (ii) any Intellectual Property (A) that is not used primarily by the Sellers in connection with the Business, (B) that consists of trademarks, trade names, URLs and/or domain names that include the words “Sinclair Broadcast Group”, “Sinclair” or any variations thereof, or (C) that has been used, developed or otherwise made available for the Stations and which may be used or made available for Seller- or Sinclair- owned and/or operated television stations other than the Stations;

(37)  If Option is exercised with respect to Cincinnati market.

(r)                                    all rights to receive the corporate and other services provided to the Stations by Sellers or any of their Affiliates, including those described on Disclosure Schedule Section 2.02(r); [and]

(s)                                  any credits or similar items from a MVPD with respect to the Stations[;][ and]

(t)                                    [in the event the WUTB-TV Sale occurs, any equipment that is both (i) located at the WRDC Station or the WLFL Station and (ii) is scheduled on Disclosure Schedule Section 2.02(t) (the “Raleigh Master Control Equipment”)][;][ and](38)

(u)                                 [any assets of the  WSTR Sellers that are located at and used for broadcast television stations other than the Stations][;][ and](39)

(v)                                 [any assets of the KVCW Sellers or KVMY Sellers that are located at and used for broadcast television stations other than the Stations][.](40)

Section 2.03                                Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume, pay and perform only the following liabilities of the Sellers (the “Assumed Liabilities”):

(a)                                  all liabilities set forth on the Business Financial Statements, other than the Indebtedness;

(b)                                 the liabilities and obligations arising with respect to the ownership or operation of the Business, including the Purchased Assets, on and after the Effective Time (excluding any liability or obligation arising from, or relating to the performance or non-performance thereof, prior to the Effective Time);

(c)                                  any liability or obligation to the extent of the amount of credit received by Buyer under Section 2.08(a);

(d)                                 any Tax liability or obligation (except as expressly provided in Section 2.08(b) or Section 9.02) related to Post-Closing Tax Periods;

(e)                                  the Permitted Liens;

(f)                                    all liabilities with respect to Transferred Employees and Employee Plans expressly assumed under Article VIII; and

(g)                                 performance obligations under Assumed Contracts.

Section 2.04                                Excluded Liabilities. Notwithstanding any provision in this Agreement, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of whatever nature, whether presently in existence or arising hereafter. All such other

(38)  If Option is exercised for Raleigh market.

(39)  If Option is exercised for Cincinnati market.

(40)  If Option is exercised for Las Vegas market.

liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary in Section 2.03, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)                                  any liability or obligation under or with respect to any Assumed Contract, Permit, Governmental Order, Real Property Lease or Lease required by the terms thereof to be discharged prior to the Closing Date or as set forth on Disclosure Schedule Section 2.04(a);

(b)                                 any liability or obligation for which the Sellers have already received or will receive the partial or full benefit of the asset to which such liability or obligation relates, but only to the extent of such benefit received;

(c)                                  the liability related to the Indebtedness, including as set forth on Disclosure Schedule Section 2.04(c);

(d)                                 any liability or obligation relating to or arising out of any of the Excluded Assets or any Employee Plan, except, with respect to any liability or obligation relating to or arising out of any Employee Plan, to the extent such liability or obligation is expressly assumed under Article VIII;

(e)                                  any Tax liability or obligation (except as expressly provided in Section 2.08(b) or Section 9.02) related to Pre-Closing Tax Periods;

(f)                                    any liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Sellers or any direct or indirect Subsidiary thereof, other than any liability to any Transferred Employee incurred on or after the applicable Employment Commencement Date;

(g)                                 the liabilities and obligations arising with respect to the ownership or operation of the Business, including the Purchased Assets, prior to the Effective Time;

(h)                                 intercompany accounts payable of the Sellers;

(i)                                     all liabilities and obligations under Environmental Laws or related to Hazardous Materials arising out of or relating to facts, circumstances, or conditions that first existed, were initiated or occurred during the ownership or operation of the Business or the Purchased Assets by the Sellers; and

(j)                                     any liability of the Sellers under this Agreement or any document executed in connection therewith, including the Ancillary Agreements.

Section 2.05                                Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or the

Sellers thereunder.  The Sellers and Buyer shall use their commercially reasonable efforts to obtain such consents after the execution of this Agreement until each such consent is obtained. If any such consent is not obtained prior to the Closing Date, the Sellers and Buyer shall use their commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date. In addition, the Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, occupancy and/or use agreements or sub-leasing to Buyer and enforcement by the Sellers for the benefit of Buyer of any and all rights of the Sellers against a third party thereto.

Section 2.06                                Purchase Price. In consideration for the sale of the Purchased Assets, Buyer shall, at the Closing, (a) assume the Assumed Liabilities and (b) pay to the Sellers the sum of [                      ](41) Dollars ($[                      ]) (the “Purchase Price”) by wire transfer of immediately available federal funds pursuant to wire instructions that the Sellers shall provide to Buyer no later than two (2) business days prior to the Closing.

Section 2.07                                Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022, at 10:00 a.m. on the fifth (5th) Business Day to occur following full satisfaction or waiver of all of the closing conditions set forth in Article X hereof (other than those required to be satisfied at the Closing) or on such other date or at such other location as is mutually agreeable to Buyer and the Sellers. The date and time of the Closing are herein referred to as the “Closing Date.”  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following “Closing Transactions” at the Closing:

(a)                                  Buyer shall deliver to the Sellers:

(i)                                     the certificate described in Section 10.02(a);

(ii)                                  the certificate of incorporation (or equivalent organizational document) for Buyer, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(iii)                               a certificate of the Secretary of State as to the good standing as of a recent date of Buyer in such jurisdiction;

(iv)                              the Purchase Price in accordance with Section 2.06 by wire transfer of immediately available federal funds; and

(v)                                 such other documents and instruments as the Sellers have determined to be reasonably necessary to sell the Purchased Assets and for the Buyer to assume the Assumed Liabilities.

(b)                                 The Sellers shall deliver, or cause to be delivered, to Buyer:

(41) The Purchase Price is to be the sum of the purchase prices, as stated in the Sinclair Option Agreement, for all the acquired Stations.

(i)                                     the certificates described in Section 10.03(a);

(ii)                                  the certificate of incorporation (or equivalent organizational document) for each Seller, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(iii)                               a certificate of the Secretary of State of each jurisdiction in which a Seller is organized or qualified to do business as to the good standing as of a recent date of each Seller organized or qualified to do business in such jurisdiction;

(iv)                              one or more duly executed Bills of Sale, substantially in the form of Exhibit A-1;

(v)                                 a duly executed Assignment of FCC Licenses, substantially in the form of Exhibit A-2, executed by the Licensees;

(vi)                              a duly executed Assignment of Trademarks, substantially in the form of Exhibit A-3;

(vii)                           a duly executed and acknowledged special warranty deed for each Owned Real Property, substantially in the form of Exhibit A-4;

(viii)                        subject to Section 9.03, a duly executed and acknowledged FIRPTA Certificate;

(ix)                                (A) the cash security deposits held by the Sellers under the Leases (together with accrued interest thereon, if any) and (B) all appropriate instruments of transfer or assignment for any security deposits held by the Sellers under the Leases (together with accrued interest thereon, if any) in transferable form other than cash;

(x)                                   original counterparts or, to the extent original counterparts are not in the Sellers’ possession or control, copies of all Leases, Real Property Leases and Assumed Contracts;

(xi)                                to the extent the Sellers have the right to obtain, a statement of each landlord of a Leased Real Property (each, a “Leased Real Property Estoppel”) made pursuant to the provisions of the applicable Lease; it being understood that, to the extent that a Leased Real Property Estoppel raises any defaults by the Sellers that can be reduced to a liquidated amount, then the Sellers shall deposit such liquidated amount in escrow (pursuant to a reasonable escrow agreement agreed to by Buyer, the Sellers and a third party escrow agent) subject to final determination as to the amount that may be owed under the applicable Lease and, upon deposit of such liquidated amount into escrow, such Leased Real Property Estoppel shall be deemed acceptable;

(xii)                             notice letters to the tenants, licensees, subtenants and sub-licensees under the Leases in the form attached hereto as Exhibit A-8;

(xiii)                          all plans, surveys, lease files, warranties, guaranties and records of repairs and maintenance related to the Real Property, to the extent within Sellers’ possession or control; and

(xiv)                         such other documents and instruments as the Buyer has determined to be reasonably necessary for Buyer to acquire the Purchased Assets and assume the Assumed Liabilities.

(c)                                  The Sellers and Buyer shall enter into and deliver to each other:

(i)                                     a duly executed Assignment and Assumption, substantially in the form of Exhibit A-5;

(ii)                                  a duly executed Assignment and Assumption Agreement of Leases, substantially in the form of Exhibit A-6;

(iii)                               a duly executed Assignment and Assumption Agreement of Real Property Leases substantially in the form of Exhibit A-7 or, in the event that necessary consents to assignment have not been obtained prior to the Closing, appropriate subleases, occupancy or use agreements pursuant to Section 2.05 hereof;

(iv)                              duly executed and acknowledged real property transfer tax forms required by Law for each Owned Real Property;

(v)                                 [duly executed WSTR Tower Lease Agreement, substantially in the form of Exhibit A-9, along with, non-disturbance agreements from the holders of any mortgages or deed of trusts on the tower or other assets leased pursuant to the WSTR Tower Lease Agreement in forms reasonably acceptable to the Buyer] (42); and

(vi)                              such other documents as set forth in Section 10.02 and Section 10.03.

Section 2.08                                General Proration.

(a)                                  All Purchased Assets that would be classified as current assets in accordance with GAAP, and all Assumed Liabilities that would be classified as current liabilities in accordance with GAAP, shall be prorated between Buyer and the Sellers as of the Effective Time, including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the “Prorated Purchased Assets” and the “Prorated Assumed Liabilities”). Such Prorated Purchased Assets and Prorated Assumed Liabilities relating to the period prior to the Effective Time shall be for the account of the Sellers and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly.  In accordance with this Section 2.08, (i) Buyer shall be required to pay to the Sellers the

(42)  If Option is exercised for Cincinnati market.

amount of any Prorated Purchased Asset previously paid for by the Sellers, to the extent Buyer will receive a current benefit on and after the Effective Time, provided that such amount should not have been recognized as an expense in accordance with GAAP prior to the Effective Time (the “Buyer Prorated Amount”); and (ii) the Sellers shall be required to pay to Buyer the amount of any Prorated Assumed Liabilities to the extent they arise with respect to the operation of the Business prior to the Effective Time and are not assumed or paid for by the Sellers (the “Seller Prorated Amount”). Such payment by Buyer or the Sellers, as the case may be, shall be made within ten (10) Business Days after the Final Settlement Statement becomes final and binding upon the parties.

(b)                                 Such prorations shall include all ad valorem and other property Taxes, FCC regulatory fees, utility expenses, liabilities and obligations under Contracts, rents and similar prepaid and deferred items, reimbursable expenses and all other expenses and obligations, such as deferred revenue and prepayments and sales commissions, attributable to the ownership and operation of the Stations that straddle the period before and after the Effective Time. Notwithstanding anything in this Section 2.08 to the contrary, (i) except as set forth in this clause (b), with respect to Tradeout Agreements for the sale of time for goods or services assumed by Buyer, if at the Effective Time, the Stations have an aggregate negative barter balance (i.e., the amount by which the value of air time to be provided by the Stations after the Effective Time exceeds the fair market value of corresponding goods and services to be received after such date), there shall be no proration or adjustment, unless the aggregate negative barter balance of the Stations in any single Market exceeds $150,000, in which event such excess shall be treated as prepaid time sales of the Sellers, and adjusted for as a proration in Buyer’s favor. In determining barter balances, the value of air time shall be based upon the Sellers’ average cash rates as of the Effective Time, and corresponding goods and services shall include those to be received by the Stations after the Effective Time plus those received by the Stations before the Effective Time to the extent conveyed by the Sellers to Buyer as part of the Purchased Assets, (ii) there shall be no proration under this Section 2.08 to the extent there is an aggregate positive barter balance with respect to Tradeout Agreements and (iii) there shall be no proration under this Section 2.08 for Program Rights agreements except to the extent that any payments or performance due under such Program Rights agreements relate to a payment period that straddles the Effective Time.

(c)                                  Accrued vacation and sick leave for Transferred Employees shall be included in the prorations.

(d)                                 At least five (5) Business Days prior to the Closing Date, the Sellers shall provide Buyer with a good faith estimate of the prorations contemplated by this Section 2.08 (the “Estimated Settlement Statement”).  Any payment required to be made by either party pursuant to such preliminary estimate shall be made by the appropriate party at the Closing in accordance therewith, absent manifest error. The Sellers will afford Buyer reasonable access to all records and work papers used in preparing the Estimated Settlement Statement and Buyer shall notify the Sellers of any good faith disagreement with such calculation within two (2) Business Days of receiving the Estimated Settlement Statement. At the Closing, (i) Buyer shall be required to pay to the Sellers the amount equal to the Estimated Adjustment if the

Estimated Adjustment is a positive number or (ii) the Sellers shall be required to pay to Buyer the amount equal to the Estimated Adjustment if the Estimated Adjustment is a negative number.

(e)                                  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Sellers a proposed proration of assets and liabilities in the manner described in this Section 2.08 (the “Settlement Statement”) setting forth the Seller Prorated Amount and the Buyer Prorated Amount, together with a schedule setting forth, in reasonable detail, the components thereof.

(f)                                    The Sellers shall provide reasonable access to such employees, books, records, financial statements, and its independent auditors as Buyer reasonably believes is necessary or desirable in connection with its preparation of the Settlement Statement.

(g)                                 During the thirty (30)-day period following the receipt of the Settlement Statement, the Sellers and their independent auditors shall be permitted to review and make copies reasonably required of, (i) the financial statements relating to the Settlement Statement, (ii) the working papers relating to the Settlement Statement, (iii) the books and records relating to the Settlement Statement and, (iv) any supporting schedules, analyses and other documentation relating to the Settlement Statement.

(h)                                 The Settlement Statement shall become final and binding (the “Final Settlement Statement”) upon the parties on the 45th day following delivery thereof, unless the Sellers give written notice of its disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyer prior to such date.  The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is given to Buyer in the period specified, then the Final Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Buyer and the Sellers resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(i)                                     Within ten (10) Business Days after the Final Settlement Statement becomes final and binding upon the parties, (i) Buyer shall be required to pay to the Sellers the amount, if any, by which the Final Adjustment is higher than the Estimated Adjustment or (ii) the Sellers shall be required to pay to Buyer the amount, if any, by which the Estimated Adjustment is higher than the Final Adjustment, as the case may be.  All payments made pursuant to this Section 2.08(i) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

(j)                                     Notwithstanding the foregoing, in the event that the Sellers deliver a Notice of Disagreement, the Sellers or Buyer shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the disputed items contained in the Notice of Disagreement. The Sellers or Buyer, as applicable, shall within ten Business Days of the receipt of the Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by the Sellers or the Buyer to the other, as the case may be, together with interest thereon, calculated as described above.

(k)           During the thirty (30)-day period following the delivery of a Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and the Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period (i) Buyer and its independent auditors, at Buyer’s sole cost and expense, shall be, and the Sellers and their independent auditors, at the Sellers’ sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of (w) the financial statements of the Business, in the case of Buyer, and Buyer, in the case of the Sellers, relating to the Notice of Disagreement, (x) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of the Sellers, and such other party’s auditors, if any, relating to the Notice of Disagreement, (y) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of the Sellers, relating to the Notice of Disagreement, and (z) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) the Sellers, in the case of Buyer, and Buyer, in the case of the Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, as such first party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

(l)            If, at the end of such thirty (30)-day period, Buyer and the Sellers have not resolved such differences, Buyer and the Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Within sixty (60) days after selection of the Accounting Firm, Buyer and the Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and the Sellers shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. Buyer and the Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.08 shall be borne by Buyer and the Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportional allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the matters submitted.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of the Sellers’ independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, and, to the extent expressly related to Sinclair, Sinclair, represent and warrant to Buyer as follows:

Section 3.01           Corporate Existence and Power. Each Seller and Sinclair is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Seller is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. The Sellers and Sinclair have the requisite power and authority to own and operate the Stations as currently operated.

Section 3.02           Corporate Authorization; Voting Requirements.

(a)           The execution and delivery by the Sellers and Sinclair of this Agreement and the Ancillary Agreements (to which the Sellers and/or Sinclair are or will be a party), the performance by Sellers and Sinclair of their obligations hereunder and thereunder and the consummation by the Sellers and Sinclair of the transactions contemplated hereby and thereby are within Sellers’ and Sinclair’s corporate and limited liability company powers, as applicable, and have been duly authorized and approved by the respective boards of directors and the necessary limited liability company action, as applicable, of the Sellers and Sinclair, and no other corporate or limited liability company action, as applicable, on the part of the Sellers or Sinclair is necessary to authorize and approve the execution, delivery and performance by the Sellers or Sinclair of this Agreement and the Ancillary Agreements (to which the Sellers and/or Sinclair are or will be a party) and the consummation by Sellers and Sinclair of the transactions contemplated hereby and thereby.

(b)           This Agreement has been, and the Ancillary Agreements (to which the Sellers and/or Sinclair are or will be a party) will be, duly executed and delivered by the Sellers and Sinclair.  This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Ancillary Agreement (to which the Sellers and/or Sinclair are or will be a party) will constitute when executed and delivered by the Sellers and Sinclair, the legal, valid and binding obligation of the Sellers and Sinclair, enforceable against Sellers and Sinclair in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 3.03           Governmental Authorization. The execution, delivery and performance by the Sellers and Sinclair of this Agreement and each Ancillary Agreement (to which the Sellers are or will be a party) and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b)

compliance with the Communications Act and with the rules and regulations of the FCC, and (c) filing of a notice of a reportable event under Section 4043 of ERISA.

Section 3.04           Noncontravention. Except as disclosed in Disclosure Schedule Section 3.04, the execution, delivery and performance of this Agreement and each Ancillary Agreement (to which the Sellers and/or Sinclair are or will be a party) by the Sellers and Sinclair and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of the Sellers or Sinclair; (b) assuming compliance with the matters referred to in Section 3.03, conflict with or violate in any material respect any material Law or Governmental Order applicable to the Sellers or Sinclair or any of the Purchased Assets; (c) require any consent or other action by or notification to any Person under, constitute a material default under, give to any Person any rights of termination, amendment, acceleration, cancellation of any material right or obligation of the Sellers under, any provision of any Material Assumed Contract; or (d) result in the creation or imposition of any material Lien (except for Permitted Liens) on any of the Purchased Assets.

Section 3.05           Contracts.

(a)           Disclosure Schedule Section 3.05(a) sets forth all of the following Contracts (other than Contracts which are Excluded Assets) to which the Sellers or Sinclair are a party related to the Business as of the date hereof (each a “Material Assumed Contract”):

(i)            any Contract for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;

(ii)           any Contract relating to Program Rights;

(iii)          any Contract involving the purchase or sale of real property that has not closed as of the date hereof;

(iv)          any Contract entered into after January 1, 2010 relating to the acquisition or disposition of any material portion of the Business (whether by merger, sale of stock, sale of assets or otherwise);

(v)           any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $100,000;

(vi)          any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any Purchased Asset, other than those that will be paid off at Closing;

(vii)         any Contract involving a partnership, joint venture or similar agreement with another party;

(viii)        any Contract involving compensation to any employee, independent contractor, or consultant (provided, however, that for purposes of this Section 3.05(a)(viii), the term Contract shall not include at-will Contracts);

(ix)           any Contract involving any labor agreement or collective bargaining agreement of the Sellers;

(x)            any Contract that contains a covenant restricting the ability of the Sellers to compete in any business or with any Person or in any geographic area in which the Stations operate (provided, however, that for purposes of this Section 3.05(a)(x), the term Contract shall, with respect to Real Property, only mean Real Property Leases);

(xi)           any Contract that is a local marketing agreement, joint sales agreement or similar agreement;

(xii)          any Contract with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on Seller;

(xiii)         any Contract pursuant to which any Indebtedness for borrowed money of the Sellers is outstanding or may be incurred or pursuant to which the Sellers have guaranteed any Indebtedness for borrowed money of any other Person (excluding trade payables arising in the ordinary course of business);

(xiv)        any Contract relating to the non-broadcast use of the Stations’ digital bit stream; and

(xv)         all other Contracts (including all programming contracts) that involve the cash payment or potential cash payment, pursuant to the terms of any such Contract, by or to the Sellers of more than $100,000 per year that cannot be terminated within one hundred and eighty (180) days after giving notice of termination without resulting in any material cost or penalty to the Sellers.

(b)           None of the Sellers and, to the Knowledge of the Sellers, no other party, is in material breach or default under any Material Assumed Contract.

(c)           Each Material Assumed Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Sellers and, to the Knowledge of the Sellers, of each other party thereto (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity).

Section 3.06           Intangible Property.

(a)           All registered, or where applicable, pending applications for registration of, Intangible Property are set forth on Disclosure Schedule Section 3.06(a), and

Disclosure Schedule Section 3.06(a) sets forth the owner and nature of the interest of the Sellers therein.

(b)           To the Sellers’ Knowledge, the Sellers own or have the right to use all material Intangible Property used by it that is necessary for the operation of the Business.

(c)           To the Sellers’ Knowledge, the operation of the Business, including the Intangible Property, and the use thereof, does not conflict with, infringe or otherwise violate the rights of any third party in any material respect, including any right of privacy or publicity, and is not libelous, slanderous or defamatory.  Except as set forth on Disclosure Schedule Section 3.06(c), the Sellers have received no notice of any material claims, demands or proceedings pending by any third party asserting any of the foregoing or otherwise challenging the Sellers’ right to use any of the Intangible Property.

(d)           The Purchased Assets include all material Intangible Property, including rights in and to call letters used in the operation of the Stations, and to the Sellers’ Knowledge no third party has materially infringed, violated or misappropriated or is materially infringing, violating or misappropriating any of the Intangible Property.

(e)           The Sellers have not received any written notice that any of the owned Intangible Property is the subject of an outstanding judicial or administrative finding, opinion or office action materially restricting the use thereof by the Sellers or has been adjudged invalid, unenforceable or unregistrable in whole or in part.

(f)            Buyer acknowledges that the representations set forth in this Section 3.06 are the only representations being made by the Sellers in this Agreement with respect to infringement, misappropriation or other violation of Intangible Property.

Section 3.07           Real Property.

(a)           The Sellers own and will convey to Buyer good and marketable fee simple title to each Owned Real Property, in each case free and clear of any Liens other than Permitted Liens.  Disclosure Schedule Section 3.07(a) sets forth a true and complete list of the Owned Real Property, including (i) the street address, block, lot and legal description of each parcel of Land, (ii) a brief description of the Improvements on each such parcel of Land, and (iii) any title insurance policy covering each such parcel of Land (all of which policies have previously been delivered to Buyer).

(b)           The Sellers hold and will assign to Buyer a valid and enforceable leasehold interest in, or a valid license to occupy, the Leased Real Property, in each case free and clear of any Liens other than Permitted Liens.  Disclosure Schedule Section 3.07(b) sets forth a true and complete list of the Leased Real Property, and all Leases and Real Property Leases (copies of which have previously been furnished to Buyer), in each case, setting forth (i) the lessor and lessee thereof and the date and term of each of the Real Property Leases, (ii) the street address, block, lot and legal description of each parcel of Leased Real Property, (iii) a brief description (including size and function) of the principal improvements and buildings on each such leased parcel, (iv) any requirement of consent of or notice to the lessor to assignment, and (v) any leasehold title insurance policy covering each such parcel (all of which policies have previously been delivered to Buyer).

(c)           Except as disclosed on Disclosure Schedule Section 3.07(c) and Disclosure Schedule Section 3.17(b), with respect to each Owned Real Property:

(i)            all material improvements, installations, equipment and facilities utilized in connection with the business of the Stations, including material studios, towers and transmission equipment, are (A) located entirely on the Owned Real Property or have the benefit of valid easements or other legal rights and there are no encroachments thereon that would affect the use thereof, (B) maintained on the Owned Real Property in compliance in all material respects with all applicable Laws, Permits or other arrangements or requirements and (C) in normal operating condition and repair in all material respects for the uses for which they are currently employed (normal wear and tear excepted) and have not suffered any casualty or other material damage that has not been repaired in all material respects;

(ii)           to the Knowledge of the Sellers, the Owned Real Property is in material compliance with all applicable material building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended;

(iii)          the Improvements have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof;

(iv)          except as set forth in the Leases, there is no Person in possession of any Owned Real Property other than the Sellers;

(v)           no Person has any right or option to acquire any of the Owned Real Property, or any portion thereof or interest therein;

(vi)          (A) each parcel of Owned Real Property has access (e.g. ingress and egress) to a public street adjoining such parcel of Owned Real Property, or has ingress and egress to a public street via Real Property Leases or easements, and (B) such access is not dependent on any land or other real property interest which is not included in the Real Property;

(vii)         there is no pending or, to the Knowledge of the Sellers, threatened condemnation proceedings, suits or actions relating to the Owned Real Property;

(viii)        to the Knowledge of the Sellers, the current use and occupancy of the Owned Real Property and the operation of the Business of the Sellers as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property or the Sellers’ use and occupancy thereof;

(ix)           the Owned Real Property is, and until Closing shall be, insured against casualty on a full replacement cost basis by one or more insurance policies maintained by the Sellers.

(d)           Except as disclosed on Disclosure Schedule Section 3.07(d), with respect to each Leased Real Property:

(i)            each Lease and Real Property Lease is a legal, valid and binding obligation of the Sellers, is in full force and effect, and has not been amended (other than with respect to any amendments provided to Buyer);

(ii)           the Sellers (A) are not in material default under any Lease or Real Property Lease, (B) within the past two (2) years, have not received any notice of material default under or termination of any Leases or Real Property Leases, (C) have no Knowledge of any current material default by any third party under any Lease or Real Property Lease and (D) no event has occurred which, with the passage of time or the giving of notice or both, would cause a material default under any of the Leases or Real Property Leases;

(iii)          the Sellers have not received notice of any condemnation proceeding with respect to any portion of the Leased Real Property or access thereto;

(iv)          As of the date hereof, (A) fixed rent, overage rent and any additional charges due under the Leases are being billed to the tenants thereunder in accordance with the terms of such Leases, (B) no such tenant was in arrears in the payment of any such rent for more than one calendar month, (C) no such tenant is entitled to “free” rent or tenant improvement allowances and (D) all work required to be performed by the lessor under each Lease has been completed and fully paid for; and

(v)           the Sellers have made available to Buyer true and correct copies of the Leases and Real Property Leases, together with all amendments thereto.

(e)           The Real Property is the only real property used primarily with respect to the Stations as of the date hereof.  Except as set forth on Disclosure Schedule Section 3.07(e), the Sellers have received no notice of any material violation of Law affecting the Real Property or the Sellers’ use thereof.

(f)            The Sellers have not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of currently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Owned Real Property or Leased Real Property.  The Owned Real Property has adequate rights of access to water, sewer, sanitary sewer and storm drain facilities and community services.  All public utilities necessary or convenient to the full use, occupancy, disposition and enjoyment of the Owned Real Property are located in the public right-of-way abutting the Owned Real Property and all such utilities are connected so as to serve the Owned Real Property without passing over other property or are within nonterminable easements.  The Real Property includes access to the Stations’ facilities.

(g)           Within the past two (2) years, the Sellers have not received written notice of any existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Owned Real Property or Real Property Leases and have no Knowledge of any such plan or study with respect to which they have not received written notice.

(h)           All brokerage commissions and other compensation and fees payable by reason of the Real Property Leases or the Owned Real Property, have been paid in full or are reflected in the Business Financial Statements.  True and complete copies of all brokerage agreements with respect to the Real Property Leases or the Owned Real Property have been delivered to Buyer.

(i)            Disclosure Schedule Section 3.07(i) sets forth a list of all real property tax assessment protests and proceedings affecting the Owned Real Property.

Section 3.08           Financial Information.

(a)           Disclosure Schedule Section 3.08(a) sets forth true, correct and complete copies of the unaudited statements of operating income and unaudited balance sheets for each Station for the calendar years ended December 31, 2010 and December 31, 2011 (the “Business Financial Statements”).  The information provided in the Business Financial Statements was used to account for the operations of the Stations in the preparation of Sinclair’s consolidated financial statements for the respective periods covered thereby.  The Business Financial Statements in the aggregate present fairly in all material respects the full and complete financial position and results of operations of each Station as operated by the Sellers as of the respective date thereof and for the respective periods covered thereby, subject to normal recurring year-end adjustments (none of which would, individually or in the aggregate, be material to the Business).  The Sellers have not changed the allocation methods used with respect to its financial statements in the previous five years and has accounted for all ad sales included in the Business Financial Statements in the ordinary course of business.  Except as set forth on Disclosure Schedule Section 3.08(a) and for the absence of footnotes, the Business Financial Statements were prepared in accordance with GAAP, consistently applied from period to period.  Disclosure Schedule Section 3.08(a) sets forth the Broadcast Cash Flow of each Station (as derived from the Business Financial Statements) for the calendar years ended December 31, 2010 and December 31, 2011.

(b)           Except as set forth on Disclosure Schedule Section 3.08(b), neither the Sellers nor Sinclair has any liabilities that relate to the Stations or to which the Purchased Assets would be subject which would be required to be reflected or reserved against on a combined balance sheet of the Business prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the unaudited combined balance sheet of the Business as of December 31, 2011, (ii) incurred after December 31, 2011 in the ordinary course of business, (iii) that are Excluded Liabilities, (iv) liabilities to be performed after the date hereof pursuant to the Material Assumed Contracts or (v) as contemplated by this Agreement.

Section 3.09           Absence of Certain Changes or Events.

(a)           Except as disclosed in Disclosure Schedule Section 3.09(a), since the Balance Sheet Date, the Sellers have operated the Stations in the ordinary course of business consistent with past practices.

(b)           Since the Balance Sheet Date through [insert date Option Agreement is entered into], and except as set forth in Disclosure Schedule Section 3.09(b) or as contemplated by this Agreement, there has not been:

(i)            any Material Adverse Effect;

(ii)           any damage, destruction or loss, whether or not covered by insurance, with respect to any of its property and assets having a replacement cost of more than $100,000;

(iii)          (x) the entry into (including renewals or amendments to existing Contracts) or relinquishment of any individual Program Rights agreement with a term of one (1) year or more or that involves cash payments or cash receipts of $50,000, or (y) the entry into (including renewals or amendments to existing Contracts) of any other agreement or commitment (other than advertising sales contracts for cash only) with a term of one (1) year or more or that involves cash payments or cash receipts of $50,000 or more per year, in the case of clause (x) or (y), other than agreements and commitments specifically contemplated by this Agreement;

(iv)          any material change in the programming policies of the Stations;

(v)           the creation or other incurrence by the Sellers of any Lien on any Purchased Asset other than Permitted Liens;

(vi)          any (x) establishment of any bonus, employment, severance, deferred compensation, retirement or other employee benefit plan (or any amendment to any such existing agreement), (y) grant of any severance or termination pay to any officer or employee of the Sellers, or (z) increase or change to the rate or nature of the compensation (including wages, salaries and bonuses) payable to any Person employed by the Sellers, except in each case, (A) as may be required by Law or existing contracts or applicable collective bargaining agreements and (B) in the ordinary course of business consistent with past practices;

(vii)         any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Employees of the Sellers, which Employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, concerted work stoppages or slowdowns, or threats thereof by or with respect to any Employees of the Sellers;

(viii)        any sale of Owned Real Property or other transfer, conveyance or termination of leasehold rights in, such Owned Real Property or Real Property Leases;

(ix)           any change in any method of accounting or accounting practice by the Sellers except for any such change required by reason of a concurrent change in GAAP; or

(x)            any agreement or commitment to do anything set forth in this Section 3.09(b).

Section 3.10           Absence of Litigation.  Except as set forth on Disclosure Schedule Section 3.10, there is no material Action pending against or, to the Knowledge of the Sellers, threatened against or affecting the Sellers, the Stations or the Business, that would be reasonably expected to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or that would, as of the date of this Agreement, reasonably be expected to result in damages in excess of $100,000.

Section 3.11           Compliance with Laws.  Except as set forth in Disclosure Schedule Section 3.11, the Sellers are not in material violation of, and, to the Knowledge of the Sellers, are not under investigation with respect to and have not been threatened in writing to be charged with, any material violation of any material applicable Law or Governmental Order.  The Sellers hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of its business (collectively, “Permits”), and all such Permits are valid and in full force and effect.  Except as set forth in Disclosure Schedule Section 3.11, the Sellers are in material compliance with the terms of such Permits.

Section 3.12           FCC Matters; Qualifications.

(a)           Disclosure Schedule Section 3.12(a)(1) contains a true and complete list of all FCC Licenses, including antenna structure registrations of towers owned by the Sellers. The Sellers have made available true, correct and complete copies of the FCC Licenses to Buyer, including any and all amendments and modifications thereto. The FCC Licenses are validly held by the Licensees and are in full force and effect.  The FCC Licenses have been issued for the full terms customarily issued to a broadcast television station in the state in which the Stations’ community of license is located, and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions applicable to broadcast television licenses generally or otherwise disclosed in Disclosure Schedule Section 3.12(a)(2).

(b)           Except as set forth on Disclosure Schedule Section 3.12(b), neither Sinclair nor the Sellers have any applications pending before the FCC relating to the operation of the Stations.

(c)           Except as set forth on Disclosure Schedule Section 3.12(c)(1), the Sellers and Sinclair have operated the Stations in compliance with the Communications Act and the FCC Licenses in all material respects, the Sellers and Sinclair have timely filed all material registrations and reports required to have been filed with the FCC, and have paid all FCC regulatory fees due in respect to the Stations and have completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction permits issued to the Stations.  Except as set forth in Disclosure Schedule Section 3.12(c)(2), there are no applications, petitions, proceedings, or other actions or, to the Knowledge of the Sellers, complaints or investigations, pending or, to the Knowledge of the Sellers, threatened before the FCC relating to the Stations, other than proceedings affecting broadcast television stations generally. None of the Sellers, Sinclair or the Stations have entered into a tolling agreement currently applicable to the Stations or, as currently in effect with respect to the Stations, otherwise waived any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding.

(d)           Except as set forth on Disclosure Schedule Section 3.12(d), the Licensees are qualified under the Communications Act to assign the FCC Licenses to Buyer.  To the Knowledge of the Sellers, and except as set forth on Disclosure Schedule Section 3.12(d), there is no fact or circumstance relating to the Stations or the Sellers or any of their Affiliates that would cause the FCC to deny the FCC Applications. Except as set forth on Disclosure Schedule Section 3.12(d), the Sellers have no reason to believe that the FCC Applications might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Sellers’ operation of the Stations or the Licensees or Sinclair.

Section 3.13           Cable and Satellite Matters.

(a)           Disclosure Schedule Section 3.13(a) contains a list of all retransmission consent or copyright indemnification agreements with MVPDs with more than 5,000 subscribers with respect to the Stations as of the date of this Agreement.  The Sellers have timely made retransmission consent elections and entered into retransmission consent agreements with respect to each MVPD with more than 5,000 subscribers in the Markets.  Except as set forth on Disclosure Schedule Section 3.13(a), since January 1, 2011, no such MVPD has provided written notice to the Sellers of any signal quality issue or failed to respond to a request for carriage or to the Knowledge of the Sellers sought any form of relief from carriage of the Stations from the FCC.  Except as set forth on Disclosure Schedule Section 3.13(a), since January 1, 2011, the Sellers have not received any written notice of any MVPD’s intention to delete the Stations from carriage or to change the Stations’ channel position.

(b)           Disclosure Schedule Section 3.13(b) contains a list as of the date hereof, including the channel position where known, of the MVPDs that, to the Knowledge of the Sellers, carry the Stations outside the Markets.

Section 3.14           Employees; Labor Matters.

(a)           The Sellers have made available to Buyer a list, dated as of a date no earlier than five (5) days prior to the date of this Agreement, of all Employees, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), whether covered by a collective bargaining agreement and whether full-time or part-time. Such list, redacted to delete current rate of compensation and the reason for an employment status that is other than active status, is attached as Disclosure Schedule Section 3.14(a).

(b)           Except as set forth in Disclosure Schedule Section 3.14(b), the Stations are not subject to or bound by any labor agreement or collective bargaining agreement. To the Knowledge of the Sellers, there is no activity at the Stations involving any Employee seeking to certify a collective bargaining unit or engaging in any other organizational activity.

(c)           Except as set forth in Disclosure Schedule Section 3.14(c), (i) the Sellers are not engaged in any unfair labor practice that would reasonably be expected to result in a material liability; (ii) there are no labor strikes, material labor disputes, concerted work stoppages or lockouts pending or, to the Knowledge of the Sellers, threatened; (iii) there are no grievances, complaints or other legal proceedings pending, or to the Knowledge of the Sellers, threatened, against the Sellers in connection with the employment of its current or former employees, except that would not reasonably be expected to result in a material liability; and (iv) the Sellers are in compliance with all applicable labor and employment Laws except for any failure to comply that would not reasonably be expected to result in a material liability.

Section 3.15           Employee Benefit Plans.

(a)           Disclosure Schedule Section 3.15(a) identifies each material Employee Plan immediately prior to the date of this Agreement.

(b)           The Employee Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws and have been administered in accordance with their terms and such Laws, disregarding for this purpose any failure to so comply or administer that: (i) would not reasonably be expected to result in a material liability, or (ii) does not impose upon Buyer any carryover or other liability with respect thereto.  Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification other than such events that can be remedied without material liability.

(c)           Except as set forth on Disclosure Schedule Section 3.15(c), there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Stations that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G and Section 4999 of the Code.

(d)           Except as set forth in Disclosure Schedule Section 3.15(d), there is no pending or, to the Knowledge of the Sellers, threatened legal action, suit or claim relating to the Employee Plans (other than routine claims for benefits) that would reasonably be expected to result in a material liability.

(e)           Except as set forth in Disclosure Schedule Section 3.15(e), no Employee Plan that is, or has in the last six years been, maintained or contributed to (or required to be contributed to) by the Sellers is:  (i) a defined benefit pension plan within the meaning of Section 414(j) of the Code, or (ii) subject to Title IV of ERISA or to the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA and the Sellers have no liability under any such plan.  Neither the Sellers nor any of their ERISA Affiliates maintains an employee pension benefit plan that has failed to meet the “minimum funding standard” (as defined in Section 412 of the Code).  No event has occurred and no circumstances exist as a result of any employee benefit plan that have given rise to or could reasonably be expected to give rise to a Lien on the Purchased Assets, the Sellers or any of their ERISA Affiliates.

(f)            Except as set forth in Disclosure Schedule Section 3.15(f), (i) the Sellers have no obligation, and have not in the last six years had an obligation, to make any contributions to a Multiemployer Plan for the benefit of current or former Employees and (ii) neither the Sellers nor any of their ERISA Affiliates has withdrawn in any complete or partial withdrawal from any Multiemployer Plan for which there remains any unsatisfied liability.  With respect to any Multiemployer Plan listed in Disclosure Schedule Section 3.15(f), all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable Law and none of the Sellers nor any of their ERISA Affiliates, has received notice of any outstanding claim or demand for withdrawal liability or partial withdrawal liability, or notice that any such plan is, or is expected to be, insolvent, in reorganization or in endangered or critical status, within the meaning of Title IV or Section 305 of ERISA.

(g)           With respect to each material Employee Plan, the Sellers have provided or made available to Buyer true and complete copies of the following documents: (i) the most recent Employee Plan document and all amendments thereto; (ii) the most recent summary plan description; and (iii) with respect to any Employee Plan to which Section 401(a) of the Code is applicable, the most recent determination letter issued by the IRS.

(h)           Except as set forth on Disclosure Schedule Section 3.15(h), the consummation of the transactions contemplated by this Agreement will not result in the acceleration of the vesting or timing of payment of any compensation or benefits payable under any Employee Plan to or in respect of any employee of the Sellers.

Section 3.16           Environmental Matters.  Except as otherwise disclosed on Disclosure Schedule Section 3.16:

(a)           no citation, written notice, request for information, order, complaint or penalty under Environmental Law or with respect to Hazardous Materials pertaining to the Business or the Real Property has been received by the Sellers and no Action has been brought by any Person alleging a violation of, or liability under, any Environmental Laws or with respect to Hazardous Materials pertaining to the Business or the Real Property and, to the Knowledge of the Sellers, no Action has been brought by any Governmental Authority alleging a material violation of, or liability under, any Environmental Laws for Releases at any Real Property owned, leased or operated by the Company;

(b)           The Sellers hold all environmental permits, registrations or other authorizations required under Environmental Law for the ownership and operation of the Business and the Real Property (“Environmental Permits”) and the Sellers are in material compliance with the terms of such Environmental Permits;

(c)           The Sellers are in compliance with Environmental Laws in all material respects with respect to the ownership and operation of the Business and the Real Property, including those relating to generation, storage, treatment, recycling, removal, cleanup, transport or disposal of Hazardous Materials;

(d)           To the Knowledge of the Sellers, there has been no Release of Hazardous Materials related to the Business or at, from, to, on or under any Real Property such that the Sellers or the Business are or could be liable for remediation with respect to such Hazardous Materials;

(e)           The Sellers do not operate any underground storage tanks at the Real Property and there are no underground storage tanks at the Owned Real Property or, to the Knowledge of the Sellers, at the Leased Real Property;

(f)            To the Knowledge of the Sellers, none of the following is present at the Real Property:  (i) lead-based paint (ii) polychlorinated biphenyls; (iii) toxic mold; or (iv) asbestos containing materials; and

(g)           The Sellers have furnished to Buyer copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Sellers’ compliance with Environmental Laws with respect to the Business or the environmental condition of the Real Property.  To the Knowledge of the Sellers, any information the Sellers have furnished to Buyer concerning the environmental condition of any real property, prior uses of the Real Property, and the operations of the Business related to compliance with Environmental Laws is accurate and complete in all material respects.

Section 3.17           Equipment.  Disclosure Schedule Section 3.17(a) lists all material items of Equipment included in the Purchased Assets.  Except as otherwise set forth in Disclosure Schedule Section 3.17(b), all such material items of Equipment are in normal operating condition and repair in all material respects for the uses to which they are currently employed (ordinary wear and tear excepted), and to the Knowledge of the Sellers, are free from material defects

(patent or latent) and have been maintained in accordance with normal industry practice. The Sellers own or lease all Equipment included in the Purchased Assets, free and clear of all Liens, except Permitted Liens. No Person other than the Sellers has any rights to use any of the Equipment or other tangible personal property included in the Purchased Assets, whether by lease, sublease, license or other instrument, other than set forth on Disclosure Schedule Section 3.17(c).

Section 3.18           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sinclair, the Sellers or any of their respective Subsidiaries.

Section 3.19           Taxes.

(a)           With respect to Taxes, other than Income Taxes, relating primarily to the Purchased Assets or the Business, the Sellers have filed (or was included in) or will have filed on a timely basis all material Tax Returns in connection with any such material federal, state or local Tax required to be filed by it, all such Tax Returns are or will be, correct and complete in all material respects and prepared in substantial compliance with all applicable Laws and regulations, and the Sellers have or will have timely paid all such Taxes due (whether or not shown thereon) except as contested upon audit by appropriate proceedings and which either (i) constitute Excluded Liabilities or (ii) are disclosed on Disclosure Schedule Section 3.19(a).

(b)           There are no Liens against the Purchased Assets in respect of any Taxes, other than with respect to Taxes not yet due and payable.

(c)           There is no material action or proceeding or unresolved claim for assessment or collection, pending or threatened in writing by any Governmental Authority for assessment or collection from the Sellers of any Taxes of any nature affecting the Purchased Assets or the Business.

(d)           Except as set forth on Disclosure Schedule Section 3.19(d), the Sellers currently are not the beneficiary of any extension of time within which to file any material Tax Return relating primarily to the Purchased Assets or the Business.

(e)           There is no material dispute or claim concerning any Tax liability of the Sellers relating primarily to the Purchased Assets or the Business either (A) claimed or raised by any Governmental Authority in writing or (B) as to which the Sellers have Knowledge.

(f)            The Sellers have not waived any statute of limitations in respect of material Taxes relating primarily to the Purchased Assets or the Business or agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect relating primarily to the Purchased Assets or the Business.

(g)           No claim has ever been made by a Taxing authority in a jurisdiction where the Sellers do not file Tax Returns that the Sellers are or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets.

(h)           All Taxes required to have been withheld, collected, deposited and paid, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, with respect to the Purchased Assets or the Business have been timely withheld, collected, deposited or paid.

Section 3.20           Purchased Assets.  Except for the Excluded Assets, the Purchased Assets (a) include all assets that are owned or leased by the Sellers and/or Sinclair that are used or held for use primarily in the operation of the Stations in all material respects as currently operated and (b) collectively constitute all of the assets necessary to operate the Stations immediately following the Closing in substantially the same manner as presently operated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

Section 4.01           Existence and Power.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02           Corporate Authorization.

(a)           The execution and delivery by Buyer of this Agreement and the Ancillary Agreements (to which Buyer will be a party), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by Buyer’s board of directors.

(b)           This Agreement has been, and each Ancillary Agreement (to which Buyer is or will be a party) will be, duly executed and delivered by Buyer. This Agreement (assuming due authorization, execution and delivery by the Sellers) constitutes, and each Ancillary Agreement (to which Buyer is or will be a party) will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 4.03           Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, and (b) compliance with the Communications Act and with the rules and regulations of the FCC.

Section 4.04           Noncontravention. The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any Law or Governmental Order applicable to Buyer, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer or to a loss of any benefit relating to the Sellers to which Buyer is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer’s assets are or may be bound or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any asset of Buyer, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

Section 4.05           Absence of Litigation. There are no Actions pending against or, to Buyer’s knowledge, threatened against Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

Section 4.06           FCC Qualifications. Buyer is legally, financially and otherwise qualified under the Communications Act (as in effect on the date hereof) to acquire the FCC Licenses and own and operate the Stations.  Except as set forth on Disclosure Schedule Section 3.12(d), there are no facts known to Buyer, after due inquiry, that would disqualify Buyer as the assignee of the FCC Licenses or as owner and operator of the Stations, and no waiver or exemption, whether temporary or permanent of the Communications Act is necessary for the FCC Consent to be obtained.  Except as set forth on Disclosure Schedule Section 4.06, Buyer has no reason to believe, after due inquiry, that (a) the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Buyer or any of its Affiliates or any of their respective officers, directors, shareholder, members or partners or (b) the parties hereto will not be able to obtain early termination of the applicable waiting period under the HSR Act without any request for additional information from the FTC or the DOJ.  No waiver of or exemption, whether temporary or permanent, from any provision of the Communications Act is necessary for the FCC Consent to be obtained.

Section 4.07           Brokers. There is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of Buyer who or that might be entitled to any fee or commission from either Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements for which the Sellers could become liable.

Section 4.08           Financing. At the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, all related fees and expenses in connection with the transactions contemplated by this Agreement and any other amounts to be paid by it in accordance with the terms of this Agreement.

Section 4.09           Projections and Other Information.  Buyer acknowledges that, with respect to any projections, forecasts, business plans, budget information and similar documentation or information relating to the Sellers and the Business that Buyer has received from the Sellers or any of its Affiliates, (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (d) Buyer does not have, and will not assert, any claim against the Sellers or any of its directors, officers, employees, Affiliates or representatives, or hold the Sellers or any such persons liable, with respect thereto.  Buyer represents that none of the Sellers nor any of their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither the Sellers nor any of their Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of the Sellers relating to the Sellers or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Section 4.09 will in any way limit Buyer’s rights (including under Section 10.03(a) and Article XII) with respect to representations and warranties of the Sellers explicitly included herein.

ARTICLE V

COVENANTS OF THE SELLERS

Section 5.01           Operations Pending Closing. Except (i) as contemplated or required by this Agreement or the Sinclair Option Agreement, (ii) as set forth on Disclosure Schedule Section 5.01, (iii) as required by applicable Law or by a Governmental Authority of competent jurisdiction, or (iv) with the prior written consent of Buyer, which consent may not be unreasonably withheld, delayed or conditioned in the case of clauses (g), (h), (i), (l), (o), (p) or, as it relates to the foregoing, (v), and may otherwise be withheld in Buyer’s sole discretion, and subject to the provisions of Section 7.04 regarding control of the Stations, from and after the date of this Agreement until the Closing the Sellers shall:

(a)           operate the Business in compliance in all material respects with the Communications Act, the FCC Licenses, the FCC rules and regulations and all applicable Laws;

(b)           not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses listed on Disclosure Schedule Section 3.12(a)(1);

(c)           not sell, lease, license or otherwise dispose of or encumber any assets of the Business except (i) pursuant to or in accordance with existing contracts or commitments set forth on Disclosure Schedule Section 3.05(a) or Disclosure Schedule Section 5.01(c) or (ii) immaterial assets in the ordinary course of business consistent with past practices;

(d)           except as set forth on Disclosure Schedule Section 5.01(d), operate the Business in the ordinary course consistent with past practices (except where such conduct would conflict with the following covenants or with the Sellers’ other obligations under this Agreement) and use commercially reasonable efforts to preserve substantially intact the relationships of the Sellers with its respective customers, suppliers, licensors, licensees, distributors and others with whom the Sellers deal;

(e)           not make any change in any method of accounting or accounting practice utilized in the preparation of the Business Financial Statements except for any such change required by reason of a concurrent change in GAAP;

(f)            maintain the Real Property and the Equipment in normal operating condition and in conformity in all material respects with all applicable FCC technical regulations, ordinary wear and tear excepted;

(g)           (i) not increase the rate or nature of, or prepay, the compensation (including wages, salaries and bonuses) or severance that is paid or payable to any Employee, except (A) in the ordinary course of business consistent with past practices or pursuant to existing compensation and fringe benefit plans, Employee Plans, practices and arrangements and (B) as may be required by Law or existing contracts or applicable collective bargaining agreements; (ii) not enter into, renew or allow the renewal of or entering into, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for the Stations that is not terminable at will; and (iii) not agree or commit to do any of the foregoing;

(h)           except as set forth on Disclosure Schedule Section 5.01(h), not enter into, or become obligated under, any agreement or commitment except for: (x) any individual Program Rights agreement with a term of one (1) year or less or that involve cash payments or cash receipts of $100,000 or less; provided, however, that in no event may the Sellers enter into Program Rights agreements with respect to the Stations in any single Market that in the aggregate involve cash payments or cash receipts of $300,000 or more; and (y) any other agreement or commitment (other than advertising sales contracts for cash only) with a term of one (1) year or less or that involve cash payments or cash receipts of $100,000 or less per year; provided, however, that in no event may the Sellers enter into such other agreements or commitments with respect to the Stations in any single Market that in the aggregate involve cash payments or cash receipts of $300,000 or more; and (z) any exercise of a renewal option under a Lease or Real Property Lease that would otherwise terminate or expire, or where the deadline to exercise such renewal option would lapse, within one year of the anticipated date of Closing;

(i)            (i) not enter into or agree or commit to enter into any new Tradeout Agreement relating to the Stations with a value in excess of $40,000, prior to Closing that will not be fully performed prior to the Closing or (ii) make any guarantee of commercial ratings other than in the ordinary course of business consistent with past practice.

(j)            utilize the Program Rights only in the ordinary course of business consistent with past practices and not sell or otherwise dispose of any such Program Rights;

(k)           promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to the applicable Employees;

(l)            except as set forth on Disclosure Schedule Section 5.01(l), not make or agree or commit to make any capital expenditure greater than $40,000 in connection with any particular project relating to the Stations, or greater than $200,000 in total with respect to the Stations in any single Market;

(m)          keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained;

(n)           not enter into any arrangement or Contract with any Affiliate that survives the Closing;

(o)           except as set forth on Disclosure Schedule Section 5.01(o) or as set forth in Section 5.01(h) above, not enter into or become obligated under any new Contract or New Lease which would be required to be listed on Disclosure Schedule Section 3.05(a) by virtue of Section 3.05(a) hereof or amend, modify, terminate or waive any material right or exercise any consent, approval or election under any Assumed Contract (including any Lease, Real Property Lease or employment Contract), other than as expressly permitted hereunder;

(p)           not extend credit to advertisers other than in accordance with the Stations’ usual and customary policy with respect to extending credit for the sale of broadcast time and collecting Accounts Receivable;

(q)           promote the programming of the Stations (both on-air and using third party media) in a manner generally consistent with historical practice;

(r)            timely make retransmission consent elections with all MVPDs located in or serving the Stations’ Markets;

(s)           perform all of its obligations under the Assumed Contracts, the Leases and the Real Property Leases in a timely manner;

(t)            use commercially reasonable efforts to obtain the Leased Real Property Estoppels;

(u)           [use commercially reasonable efforts to acquire additional space from American Tower Corporation such that the placement of the KVMY Station’s Caterpillar 800 kW generator is in compliance with county zoning requirements;] (43)

(v)           deliver to Buyer copies of all written notices alleging default delivered and received by the Sellers after the date hereof in connection with any Lease or Real Property Lease, with reasonable promptness after receipt or sending; and

(w)          not agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses.

Section 5.02           Financial and Operating Reports.  Within thirty (30) days or sooner (if available) after the end of each fiscal quarter ending after the date hereof and prior to Closing, the Sellers shall deliver to Buyer, at the Sellers’ expense, such quarterly financial and operating reports for each Station as are routinely prepared for internal use for management of the Sellers including, if so prepared, quarterly Broadcast Cash Flow statements and quarterly reports of capital expenditures.

Section 5.03           Access to Information.

(a)           Subject to applicable Laws relating to the exchange of information, from the date hereof until the Closing Date, upon reasonable notice, Sellers shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the Sellers’ key employees (including the president and the chief financial officer and the general manager, sales managers, business manager and chief engineer (or person holding a similar position) of each Station), and the offices, properties, books and records of the Stations, including access in connection with Section 5.03(c) and Section 7.07(b) and to conduct Phase I Environmental Site Assessments of the properties provided Buyer and its representatives may not conduct any environmental sampling or other intrusive investigation unless permitted by Sinclair or the applicable Seller in their sole discretion, (ii) as promptly as practicable after the end of each month after the date of this Agreement, furnish to Buyer (A) a monthly combined balance sheet of the Business (without any allocations or adjustments reflected on the balance sheets included in the Business Financial Statements) and the related combined statement of operations and (B) monthly profit and loss statements for the Stations and (iii) instruct their key employees, counsel and financial advisors of the Sellers to cooperate with Buyer in its activities and access pursuant to this Section 5.03(a); provided, however, that Buyer’s access pursuant to clause (i) shall be with Sinclair’s or the applicable Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed. All such requests for access shall

(43)  If Option is exercised for Las Vegas market.

be directed to Sinclair’s or the applicable Seller’s chief financial officer or their designee.  Buyer’s activities and access pursuant to this Section 5.03(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business or any of the businesses or operations of the Sellers or any of their Affiliates.  A Seller shall not be obligated to provide such access or information if such Seller determines, in its reasonable judgment, that doing so would violate applicable Law, jeopardize the protection of an attorney-client privilege or expose such Seller to liability for disclosure of personal information. Until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, Buyer shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated hereby.

(b)           For a period of two (2) years after the Closing Date, the Sellers and their Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Stations and the Business.

(c)           On and after the Closing Date, the Sellers will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Stations; provided, however, that any such access by Buyer shall not unreasonably interfere with the conduct of the businesses or operations of the Sellers or any of their Affiliates.

(d)           After Closing, Buyer shall cooperate with the Sellers in the investigation, defense or prosecution of any action which is pending or threatened against the Sellers or their Affiliates with respect to the Stations or the Sellers, whether or not any party has notified the other of a claim for indemnification with respect to such matter.  Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall preserve and furnish all documentary or other evidence that the Sellers may reasonably request.

Section 5.04           Title Commitments; Surveys.

(a)           The Sellers shall deliver to Buyer, within sixty (60) days of the date hereof, a title commitment for each Owned Real Property (each, a “Commitment”) from [                              ] (the “Title Company”) sufficient in form to allow Buyer to obtain, at Buyer’s sole cost and expense, a standard form of title insurance policy (the “Title Insurance Policies”) insuring the fee simple interest in each Owned Real Property, subject only to Permitted Liens.  The Sellers agree to deliver any information as may be required by the Title Company under the requirements section of each Commitment or otherwise in connection with the issuance of the final Title Insurance Policies.  The Sellers shall provide an affidavit of title and/or such other information as the Title

Company may reasonably require in order for the Title Company to delete the mechanics’ lien and parties in possession exceptions and to insure over the “gap” (i.e., the period of time between the effective date of the Title Company’s last bringdown of title to such Owned Real Property and the Closing Date) and to use commercially reasonable efforts to cause the Title Company to delete all standard exceptions from the final Title Insurance Policies.

(b)           Within thirty (30) business days prior to Closing, Buyer shall cause the Title Company to deliver to the Sellers an update to each Commitment.  If the update to any Commitment reveals any new exception to any Title Insurance Policy that is not a Permitted Lien, then the Sellers shall have the right, but not the obligation, to cure, remedy or otherwise satisfy any such exception at its sole cost and expense prior to Closing in a manner reasonably acceptable to Buyer and Title Company; provided, however, that any exception curable by payment of a liquidated amount, or which the Sellers voluntarily caused to be an encumbrance on title, the Sellers shall be required to remove prior to Closing.  In the event that the Sellers elect to correct any such exception or are required to correct such exception, the Sellers shall endeavor to correct such exception at or prior to the Closing.  Buyer agrees that the Sellers may accomplish the correction of any such exception by causing the Title Company to delete such objection, or provide an endorsement to the owner’s title policy to be issued to Buyer, provided, however, that no endorsement shall be limited by an indemnity from the Sellers.  In the event that the Sellers elect not to correct any such exception that the Sellers are not otherwise required to correct, Buyer shall have the right, in its sole discretion, to either:  (i) waive its objection to any such exception and accept title “as is” in which event any such exception shall be deemed a Permitted Lien; or (ii) terminate this Agreement, in which event Buyer and the Sellers shall be released of all obligations under this Agreement (except for those specified to survive termination of this Agreement) without liability of either party to the other for any cures or remedies related to such Title Insurance Policy.

(c)           The premiums for the Title Insurance Policies and all costs and expenses incurred in connection therewith (including in connection with the Commitments), including the attorney fees for examination of the abstract and survey (if required by the Title Company) shall be paid one hundred percent (100%) by Buyer, and all abstracting costs in excess of the title insurance abstracting cost shall be paid by Buyer.

(d)           In addition, the Sellers have delivered to Buyer those certain surveys of the Owned Real Properties as identified on Disclosure Schedule Section 5.04 (“Surveys”).  Buyer shall, at its sole cost and expense, obtain updates of such Surveys.

Section 5.05           Risk of Loss.  The Sellers shall bear the risk of casualty loss or damage to any of the Purchased Assets prior to the Effective Time, and Buyer shall bear such risk on and after the Effective Time.  In the event of any casualty loss or damage to the Purchased Assets prior to the Effective Time, the Sellers shall use commercially reasonable efforts to repair or replace (as appropriate under the circumstances) any lost or damaged Purchased Asset (the “Damaged Asset”) unless such Damaged Asset was obsolete and unnecessary for the continued operation of the Stations consistent with the Sellers’ past practice and the FCC Licenses. If the

Sellers are unable to repair or replace a Damaged Asset by the Effective Time, the Sellers shall reimburse Buyer for all reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Assets or assign to Buyer the applicable portion of any insurance proceeds not previously expended by the Sellers to repair or replace the damaged or destroyed property after the Effective Time.

Section 5.06           Limited Trademark License.  Subject to the terms and conditions of this Agreement, the Sellers and Sinclair hereby grant to Buyer a perpetual, royalty-free, irrevocable, exclusive in the Markets, transferable in connection with the Business, license to use the Trademark set forth as item 5(a) on Disclosure Schedule Section 6.04 in the Markets in connection with the Business.  Buyer will use the aforementioned Trademark consistently with the past practices of the Stations and will cause the quality of the goods and services provided by Buyer under or in connection with the aforementioned Trademark to be comparable to or higher than the quality of goods and services provided by the Sellers prior to the Closing Date; provided, however, that Buyer will have no obligation to use the aforementioned Trademark.

Section 5.07           [Access to WRDC Station and WLFL Station for Equipment Installation.  From the date hereof until the Closing Date, Sinclair, the WRDC Sellers and the WLFL Sellers shall permit Buyer to install equipment at the WRDC Station and the WLFL Station to be used following the Closing; provided, however, that Buyer’s access pursuant to this Section 5.07  shall be with Sinclair’s or the applicable Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Buyer’s activities and access pursuant to this Section 5.07 shall be conducted in such manner as not to interfere with the conduct of the Business or any of the businesses or operations of the Sellers or any of their Affiliates and any equipment installed by Buyer shall be promptly removed in the event of the termination of this Agreement.] (44)

ARTICLE VI

COVENANTS OF BUYER

Section 6.01           Access to Information.  As soon as practicable after the Closing Date, upon reasonable notice, Buyer will afford promptly to the Sellers and their agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit the Sellers to determine any matter relating to its rights and obligations (or those of their Affiliates) hereunder or to any period ending on or before the Closing Date; provided, however, that the Sellers will hold, and will cause its agents to hold, in confidence, all confidential or proprietary information to which it has had access to pursuant to this Section 6.01; provided further, however, that such access shall not unreasonably interfere with Buyer’s business or operations.

Section 6.02           Accounts Receivable.

(a)           The Sellers shall deliver to Buyer, promptly after the commencement of the Collection Period, a statement of the Accounts Receivable.  Buyer shall use

(44)  If Option is exercised for Raleigh market.

commercially reasonable efforts to collect the Accounts Receivable during the period (the “Collection Period”) beginning on the Closing Date and ending on the 120th day thereafter, in the ordinary course of business; provided, however, that Buyer shall be under no obligation to commence or not to commence litigation or legal action to effect collection.  Any payment received by Buyer during the Collection Period from a customer of the Stations that was or is also a customer of the Sellers and that is obligated with respect to any Accounts Receivable shall be deposited by Buyer in the Seller Account on the date of receipt thereof (each such payment, a “Specified Payment” and, collectively, the “Specified Payments”).  Any payments that are made directly to the Sellers during the Collection Period relating to the Accounts Receivable shall be retained by the Sellers. Buyer and its Affiliates shall not discount, adjust or otherwise compromise any Accounts Receivable and Buyer shall promptly refer any disputed Accounts Receivable to the Sellers.

(b)           Each Specified Payment received by the Sellers pursuant to Section 6.02(a) that is not specifically designated in writing as a payment of a particular invoice or invoices shall be presumptively applied by the Sellers to the accounts receivable for such customer outstanding for the longest amount of time, and the portion of each such Specified Payment, if any, that is attributable to accounts receivable that are not Accounts Receivable (each such portion, a “Remitted Payment” and, collectively, the “Remitted Payments”), shall be remitted by the Sellers to Buyer in accordance with Section 6.02(c); provided, however, that if, prior to the date hereof, the Sellers or, after the Closing Date, the Sellers or Buyer received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then the Sellers shall apply any payments from such customer to such customer’s oldest, non-disputed accounts receivable, whether or not an Accounts Receivable.

(c)           The Sellers shall deposit all Remitted Payments (without offset) into an account identified by Buyer in immediately available funds by wire transfer on or before the fifth (5th) Business Day following the receipt by the Sellers thereof pursuant to Section 6.02(b).  The Sellers shall furnish Buyer with a list of the amounts collected during such calendar month and in any prior calendar months with respect to the Accounts Receivable and a schedule of the amount remaining outstanding under each particular account. Buyer shall be entitled during the sixty (60)-day period following the Collection Period to inspect and/or audit the records maintained by the Sellers pursuant to this Section 6.02, upon reasonable advance notice and during normal business hours.

(d)           Following the expiration of the Collection Period, neither Buyer nor the Sellers shall have any further obligations under this Section 6.02, except that Buyer shall immediately pay over to the Sellers any amounts subsequently paid to it with respect to any Accounts Receivable.  Following the Collection Period, the Sellers may pursue collections of all the Accounts Receivable, and Buyer shall deliver to the Sellers all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise cooperate with the Sellers for the purpose of collecting any outstanding Accounts Receivable.

(e)           Buyer acknowledges that the Sellers may maintain all established cash management lockbox arrangements in place at the Effective Time for remittance until such time as the Sellers deem appropriate to close such lockboxes. Buyer agrees to update the Accounts Receivable aging reports to reflect all lockbox receipts of the Sellers, and the Sellers agree to cooperate with Buyer to keep the Accounts Receivable age reports current. In addition, the Sellers shall, on or before the fifth (5th) Business Day following the end of the calendar month in which any of Buyer’s receivables are received by the Sellers through their lockbox, remit to Buyer such receivable collections.

(f)            If the Sellers fail to timely remit any amounts collected pursuant to this Section 6.02, such amount shall bear interest at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the date any such amount was due until the date of actual payment.

(g)           All amounts received by the Sellers (other than amounts representing Remitted Payments) pursuant to this Section 6.02 shall not be required to be refunded or repaid by the Sellers for any circumstance including, but not limited to, any termination of this Agreement pursuant to Section 11.01.

Section 6.03           Letters of Credit.  As of the Closing Date, Buyer shall assume all obligations of reimbursement under each letter of credit set forth in Disclosure Schedule Section 6.03 and use its commercially reasonable efforts to, effective as of the Closing Date, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for the Sellers in respect of all obligations of the Sellers under such letters of credit.  In the event the actions provided for in the foregoing clause are not completed by the Closing Date, then Buyer shall indemnify and hold harmless the Sellers from and against all Losses incurred by the Sellers as a result of such failure and from and against any continuing obligations and liabilities under such letters of credit.

Section 6.04           Termination of Rights to the Names and Marks.  As soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter), Buyer shall and shall cause each of its Affiliates to (a) cease and discontinue all uses of and (b) delete or remove the names and marks set forth on Disclosure Schedule Section 6.04 from all products, signage, vehicles, properties, technical information and promotional materials. Buyer, for itself and its Affiliates, agrees that the rights of the Business to the names and marks set forth on Disclosure Schedule Section 6.04 pursuant to the terms of any agreements between the Sellers’ Affiliates, on the one hand, and the Sellers, on the other, shall terminate on the Closing Date.

Section 6.05           Insurance Policies. All of the insurance policies with respect to the Stations and the Business shall be cancelled by the Sellers as of the Closing Date, and any refunded premiums shall be retained by the Sellers. Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for the Stations and the Business, including the Purchased Assets and Assumed Liabilities, for periods after the Closing.

ARTICLE VII

COVENANTS OF BUYER AND THE SELLERS

Section 7.01           Commercially Reasonable Efforts; Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, Buyer and the Sellers will each use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement[; provided, however, that the failure of the Sellers to deliver any non-disturbance agreements as set forth in Section 2.07(c)(v) shall not constitute a breach by the Sellers if obtaining such agreements would require the Sellers to expend funds except for the payment of counsel fees and other similar ministerial expenses] (45).

(b)           [In furtherance and not in limitation of Section 7.01(a), Buyer and the Sellers agree to make appropriate filings pursuant to applicable Antitrust Laws, including a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other commercially reasonable actions (but not involving the sale of any assets) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and the Sellers shall each pay one-half (1/2) of all HSR Act filing fees, irrespective of whether the transactions contemplated by this Agreement are consummated.](46)

(c)           Also in furtherance and not in limitation of Section 7.01(a), Buyer and the Licensees and Sinclair shall each prepare and file with the FCC as soon as practicable but in no event later than ten (10) Business Days after the date hereof the requisite applications (the “FCC Application”) and other necessary instruments or documents requesting the FCC Consent and thereupon prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent; provided, however, except as provided in the following sentence, neither Buyer nor Sinclair nor the Sellers shall be required to pay consideration to any third party to obtain the FCC Consent. Buyer and the Sellers shall each pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Buyer and the Sellers shall each oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party.  Neither the Sellers nor Buyer shall take any intentional action that would, or intentionally fail to take any action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent. Buyer and the Sellers shall each promptly enter into customary tolling or other arrangements if necessary and requested by the FCC to resolve any complaints with the FCC relating to any of the FCC Licenses, and,

(45)  If Option is exercised for Cincinnati market.

(46)  Provision to be included only to the extent HSR is necessary for a particular transaction.

subject to the indemnification obligation set forth in Section 12.03(a)(iii), Buyer agrees to accept liability in connection with any enforcement action by the FCC with respect to such complaints if so requested by the FCC as part of such tolling or other arrangements.  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article XI, Buyer, the Sellers and Sinclair shall each jointly request an extension of the effective period of the FCC Consent.  No extension of the FCC Consent shall limit the right of either party to exercise its rights under Article XI.

(d)           In connection with the efforts referenced in Section 7.01(a), Section 7.01(b), and Section 7.01(c) to obtain (i) all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law and (ii) the FCC Consent, Buyer, Sinclair and the Sellers shall (x) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (y) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the FCC or any other Governmental Authority and of any material non-confidential portions of any communication received or given in connection with any proceeding by a private party and (z) permit the other party to review any material non-confidential portions of any communication given by it to, and consult with each other in advance of and be permitted to attend any meeting or conference with, the FTC, the DOJ, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.  Buyer shall disclose all information to the FCC, including any information relating to any Shared Services Agreements or Joint Sales Agreements, which Buyer has agreed to enter into, including identifying whether such agreements are written or oral.

(e)           Buyer shall use its reasonable best efforts to have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the timely payment of the Purchase Price and any other amounts to be paid by it in accordance with this Agreement and the Ancillary Agreements, as the case may be, at the Closing.

(f)            Also in furtherance and not in limitation of Section 7.01(a), the Sellers shall prepare and file the notice of a reportable event referred to in Section 3.03 at least thirty (30) days prior to the Closing Date.

Section 7.02           Confidentiality. Nothing in this Agreement should be deemed to negate or limit the Sellers’ rights or any obligations under the Confidentiality Agreement, which is incorporated herein by reference.

Section 7.03           Certain Filings; Further Actions. The Sellers and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Assumed Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that the Sellers and Buyer shall not be required to pay consideration to obtain any such consent, approval or waiver.

Section 7.04           Control Prior to Closing. The parties acknowledge and agree that, for the purposes of the Communications Act, this Agreement and, without limitation, the covenants in Article V, are not intended to and shall not be construed to transfer control of the Stations or to give Buyer any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations, or any other matter relating to the Stations prior to the Closing Date, and the Sellers and Sinclair shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Stations up to the time of the Closing.

Section 7.05           Public Announcements. Sinclair and Buyer shall agree on the terms of the press release that announces the transactions contemplated hereby and thereafter agree to obtain the other party’s prior written consent before issuing any press release or making any public announcement with respect to this Agreement or the transactions contemplated hereby; provided, however, that either party (or their Affiliates) shall be permitted without the consent of the other to issue any press releases or public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange; provided further, however, that prior to the issuance of such press release or public statement, the other party shall be provided notice and an opportunity to comment on such press release or public statement. Notwithstanding the foregoing, the parties acknowledge that this Agreement and the terms hereof will be filed with the FCC Applications and thereby become public.

Section 7.06           Notices of Certain Events. From the date hereof until the earlier to occur of the Closing Date and such time as this Agreement is terminated in accordance with Article XI, the Sellers, on the one hand, and Buyer, on the other hand, shall each promptly notify the other of:

(a)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(b)           in the case of the Sellers, (i) the occurrence or non-occurrence of any event which, to their knowledge, has caused any representation or warranty made by them herein to be untrue or inaccurate in any material respect at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of the Sellers to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by the Sellers hereunder on or after the date hereof and prior to the Closing; and

(c)           in the case of Buyer, (i) the occurrence or non-occurrence of any event which, to its knowledge, has caused any representation or warranty made by it herein to be untrue or inaccurate, in any material respect, at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of Buyer to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by Buyer hereunder on or after the date hereof and prior to the Closing.

Section 7.07           Retention of Records; Post-Closing Access to Records.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the Sellers and their Affiliates may retain and use, at their own expense, copies of all documents or materials transferred hereunder, in each case, which (i) are used in connection with the businesses of the Sellers and their Affiliates, other than the Business, (ii) the Sellers or any of their Affiliates in good faith determine they are reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by Sinclair or any of its Affiliates pending or threatened as of the Closing Date, or (iii) the Sellers or any of their Affiliates in good faith determine they are reasonably likely to need access to in connection with any filing, report, or investigation to or by any Governmental Authority.

(b)           Notwithstanding anything to the contrary contained in this Agreement, for a period of six (6) years after the Closing Date, the Sellers shall maintain, and provide Buyer and their representatives reasonable access to, those records of the Sellers insofar as they relate to the Purchased Assets that relate to periods prior to the consummation of the Closing, during normal business hours and on at least ten (10) Business Days’ prior written notice (or such shorter time period as necessitated by the urgency of the underlying facts and circumstances).  If the Sellers shall desire to dispose of any of such books and records prior to the expiration of such six (6)-year period in accordance with the record retention policies of the Sellers then in effect, the Sellers shall, prior to such disposal, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select, subject to destruction of correspondence and other similar documents in the ordinary course, in accordance with customary retention policies and applicable Law.

Section 7.08           Cooperation in Litigation. Buyer and the Sellers shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim, litigation or other proceeding arising from or related to the conduct of the Business and involving one or more third parties. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (excluding internal costs) incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, directors, employees and agents.

Section 7.09           [Transfer of Raleigh Master Control Equipment. In the event the WUTB-TV Sale occurs, for a period of ninety (90) days following the Closing Date, Sinclair shall have the right to remove and relocate the Raleigh Master Control Equipment, at its sole cost and expense.](47)

(47)  If Option is exercised for Raleigh market.

ARTICLE VIII

PENSION, EMPLOYEE AND UNION MATTERS

Section 8.01           Employment.

(a)           On or prior to the Effective Time, Buyer shall offer employment to each Employee employed immediately prior to such date who is listed on Disclosure Schedule Section 3.14(a) or who is hired after the date of such list with the prior, written consent of Buyer (such consent not to be unreasonably withheld or delayed) who (i) is not on authorized leave of absence, medical leave, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) is on authorized leave of absence, medical leave, sick leave, short or long term disability leave, military leave or layoff with recall rights and who seek to return to active employment immediately following such absence, but on a date that is within six months of the Closing Date, unless such later date is required under applicable Law (“Inactive Employees”)[; provided Buyer shall not offer employment to the general manager of the WSTR Station ] (48). Buyer’s offer of employment to each Active Employee shall be for employment commencing immediately following the Effective Time and Buyer’s offer of employment to each Inactive Employee shall be for employment commencing upon such Inactive Employee’s return to active employment, provided such return occurs within a date that is within six months of the Closing Date, unless such later date is required under applicable Law.  For the purposes hereof, all Active Employees or Inactive Employees who accept Buyer’s offer of employment and commence employment on the applicable Employment Commencement Date are hereinafter referred to collectively as the “Transferred Employees,” and the “Employment Commencement Date” as referred to herein shall mean (y) as to those Transferred Employees who are Active Employees and who accept Buyer’s offer pursuant to the second sentence of this Section 8.01, the Closing Date, and (z) those Transferred Employees who are Inactive Employees and who accept Buyer’s offer pursuant to the second sentence of this Section 8.01, the date on which the Transferred Employee begins employment with Buyer.  Buyer shall employ at-will those Transferred Employees who are not Union Employees (the “Non-Union Transferred Employees”) and who do not have employment agreements with the Sellers initially at a monetary compensation (consisting of base salary, commission rate and normal bonus opportunity, but excluding any equity-based compensation) at least as favorable as those provided by the Sellers immediately prior to the Employment Commencement Date.  The initial terms and conditions of employment for those Non-Union Transferred Employees who have employment agreements with the Sellers shall be as set forth in such employment agreements.  Buyer agrees that Buyer shall provide severance benefits to the Non-Union Transferred Employees at the rate of one week per each of such employee’s years of service with the Sellers.  Buyer shall employ those Transferred Employees that are Union Employees in accordance with the terms and conditions established in the applicable Bargaining Agreement and applicable Law.  To the extent permitted by Law, Buyer shall give Transferred Employees full credit for

(48)  If Option is exercised for Cincinnati market.

purposes of eligibility and vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan or a retiree medical or life insurance program) under the employee benefit plans or arrangements or severance practices maintained by the Buyer or its Affiliates in which such Transferred Employees participate for such Transferred Employees’ service with the Sellers or their Affiliates or predecessors but only to the extent the Sellers or their Affiliates or predecessors recognized such service for purposes of its equivalent benefit plans or arrangements or severance practices.

(b)           If and to the extent any of the Sellers has entered into or is bound by any Bargaining Agreements, Buyer and the Sellers shall cooperate fully in the assignment and assumption of such Bargaining Agreements and in any negotiations with respect thereto such that, as of the Closing Date, Buyer shall have (whether through such an assumption, negotiations or otherwise) the same rights and obligations with respect to the Union Employees who are Transferred Employees as the Sellers had immediately before such date.

Section 8.02           Savings Plan. Buyer shall cause a tax-qualified defined contribution plan established or designated by Buyer (a “Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the Sellers’ tax-qualified defined contribution plans (the “Sellers’ 401(k) Plans”).  Buyer shall allow any such Transferred Employees’ outstanding plan loan to be rolled into Buyer’s 401(k) Plan.  The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith.  Buyer’s 401(k) Plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under the Sellers’ 401(k) Plan.

Section 8.03           Employee Welfare Plans. The Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Employee Plans by such Employees or their covered dependents prior to the Employment Commencement Date.  Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Employment Commencement Date shall be the responsibility of Buyer, subject to the terms and conditions of Buyer’s welfare plans.  With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Employees on and after the Employment Commencement Date, to the extent permitted by Law, Buyer shall (a) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived generally by Buyer with respect to its employees and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to similar plans maintained by the Sellers.

Section 8.04           Vacation. To the extent Buyer has received a credit in the prorations, Buyer will assume all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Employment Commencement Date, giving credit under Buyer’s vacation policy for service with the Sellers, and shall permit Transferred Employees to use their vacation entitlement accrued as of the Effective Time in accordance with Buyer’s policy for carrying over unused vacation. To the extent that, following the Effective Time, Buyer’s policies do not permit a

Transferred Employee to use any accrued and unused vacation for which Buyer has assumed the liabilities hereunder (other than as a result of such Transferred Employee’s failure to use such vacation despite his or her eligibility to do so, without adverse consequences, under Buyer’s policies), Buyer will pay such Transferred Employee for any such vacation.

Section 8.05           Sick Leave. To the extent Buyer has received a credit in the prorations, Buyer shall grant credit for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of the Sellers.

Section 8.06           No Further Rights. Without limiting the generality of Section 13.08, nothing in this Article VIII, express or implied, is intended to confer on any Person (including any Transferred Employees and any current or former employees of the Sellers) other than the parties hereto and their respective successors and assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Article VIII, including any right to continued employment.  This Section does not amend any provision of any employee benefit plan of the Buyer or the Sellers and it not intended to nor shall require the Buyer to continue any employee benefit plan beyond the time when it otherwise lawfully could be terminated or modified.

Section 8.07           Flexible Spending Plan. As of the applicable Employment Commencement Date (the “Transfer Date”), the Sellers shall transfer from the Employee Plans that are medical and dependent care account plans (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer (collectively, the “Buyer FSA Plan”) the account balances (positive or negative) of Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Transferred Employees with respect to such transferred account balances for the remainder of the calendar year that follows the Transfer Date (whether or not such claims are incurred prior to, on or after the Transfer Date).  Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan.  As soon as reasonably practicable following the end of the plan year for the Buyer FSA Plan, including any grace period, Buyer shall promptly reimburse the Sellers for benefits paid by the Seller FSA Plans to any Transferred Employee prior to the Transfer Date to the extent in excess of the payroll deductions made in respect of such Transferred Employee at or prior to the Transfer Date but only to the extent that such Transferred Employee continues to contribute to the Buyer FSA Plan the amount of such deficiency.  This Section 8.07 shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.

Section 8.08           Payroll Matters.

(a)           The Sellers and Buyer shall follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (i) the Sellers shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by the Sellers prior to the Employment Commencement Date, and (y) all other employees and former employees of the Sellers who are not Transferred Employees reflecting all wages paid and taxes withheld by the Sellers, and (ii) Buyer (or one of its Affiliates) shall provide all required

Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Buyer (or one of its Affiliates) on and after the Employment Commencement Date.

(b)           The Sellers and Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure, the Sellers shall provide to Buyer all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-1(g)(5) of the Code, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(c)           With respect to garnishments, tax levies, child support orders, and wage assignments in effect with the Sellers on the Employment Commencement Date for Transferred Employees and with respect to which the Sellers have notified Buyer in writing, Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by a court or order which was filed with the Sellers on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Law, and the Sellers will continue to make such payroll deductions and payments to authorized payees as required by Law with respect to all other employees of the Business who are not Transferred Employees. The Sellers shall, as soon as practicable after the Employment Commencement Date, provide Buyer with such information in the possession of the Sellers as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this Section 8.08(c).

Section 8.09           WARN Act.  Buyer shall not take any action on or after the Effective Time that would cause any termination of employment of any Employees by the Sellers that occurs before the Closing to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”) or any similar state or local Law, or to create any liability to the Sellers for any employment terminations under applicable Law.  Assumed Liabilities assumed by Buyer pursuant to Section 2.03 shall include all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local Law with respect to any Employees who do not become Transferred Employees as a result of Buyer’s failure to extend offers of employment or continued employment as required by Section 8.01 or in connection with events that occur from and after the Closing, and Buyer shall reimburse the Sellers for any such amounts.

ARTICLE IX

TAX MATTERS

Section 9.01           Bulk Sales. The Sellers and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance; provided, however, that, subject to Section 9.02, the Sellers shall be liable for any liability arising from such non-compliance solely in accordance with Buyer’s right to indemnification in accordance with Article XII.

Section 9.02           Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be shared equally by the Sellers and Buyer. The party which has the primary responsibility under applicable Law for the payment of any particular Transfer Tax, shall prepare the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return.  Such other party shall pay the party that paid the Transfer Tax an amount equal to fifty percent (50%) of such Transfer Taxes in immediately available funds no later than the date that is the later of (i) five (5) Business Days after the date of such notice or (ii) two (2) Business Days prior to the due date for such Transfer Taxes. The Sellers and Buyer shall cooperate in the preparation, execution and filing of all Transfer Tax Returns and shall cooperate to seek and to secure any available exemptions from such Transfer Taxes.

Section 9.03           FIRPTA Certificate. The Sellers shall deliver to Buyer on the Closing Date, duly completed and executed certificates of non-foreign status (the “FIRPTA Certificate”) pursuant to section 1.1445-2(b)(2) of the Treasury regulations sufficient to exempt Buyer from the requirements of Code Section 1445(a).  The sole remedy, including for purposes of Section 10.03 and Article XI or Article XII for failure to provide any such certificate shall be to permit Buyer to make any withholding as are required pursuant to Section 1445 of the Code.

Section 9.04           Purchase Price Allocation. Subject to the consent of the Sellers, such consent not to be unreasonably withheld, Buyer will allocate the applicable portions of the Purchase Price paid to the Sellers among the Purchased Assets, of the Sellers in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or foreign Law, as appropriate) and will prepare a draft schedule documenting such allocation and shall provide such draft schedule to Sinclair.  Sinclair shall be entitled to review and comment on such schedule for ten (10) Business Days, and the parties shall negotiate in good faith with respect to any disagreement on the allocation set forth on such schedule.  The taxpayer identification numbers of Buyer and the Sellers are set forth on Disclosure Schedule Section 9.04.  Neither Buyer nor the Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such finally agreed upon allocation, unless otherwise required by Law.

Section 9.05           Allocation of Taxes.  For the purpose of allocation of Taxes pursuant to this Agreement to a Pre-Closing Tax Period, the portion of Taxes that relate to a Pre-Closing Tax Period (i) in the case of all property Taxes, personal property Taxes and similar ad valorem obligations in respect to the Purchased Assets or the Business that relate to periods beginning prior to the Effective Time and ending after the day of the Effective Time (“Straddle Periods”) shall be allocated between the portion of the Straddle Period ending on the day of the Effective Time and the remainder of the Straddle Period based on the number of days in each such segment of the Straddle Period and (ii) in the case of all other Taxes such Taxes shall be allocated between the portion of the Straddle Period ending on the day of the Effective Time and the remainder of the Straddle Period based on a “closing of the books” basis as if the relevant Tax period ended on the day of the Effective Time.

Section 9.06           Audits.  Buyer shall notify the Sellers in writing promptly upon receipt by Buyer or any of its Affiliates of any notice of any pending or threatened audit or assessments with respect to Taxes relating to the Purchased Assets or the Business other than Taxes as to which the Sellers have no indemnification obligation or other liability relating to Taxes.  The Sellers shall have the right to control the handling and disposition of such audit and any administrative or court proceeding relating thereto (and to employ counsel of its choice at its expense) to the extent such audit or proceeding might result in an increase in the Tax liabilities as to which the Sellers are required to indemnify Buyer.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01         Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Any applicable waiting period, clearance, approval or filing under the HSR Act or any other Antitrust Law or regulation relating to the transactions contemplated hereby shall have expired or been terminated or shall have been obtained or made.

(b)           No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing.

(c)           The FCC Consent shall have been granted and shall be in full force and effect; provided, however, there is no requirement that the FCC Consent shall have become a Final Order.

(d)           Title Company shall be prepared (subject to payment of the premiums and title, survey, search and related costs and fees required to be paid by Buyer) to issue the Title Insurance Policies in accordance with this Agreement dated the day of Closing.

Section 10.02         Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)           The representations and warranties of Buyer made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except, in both cases, (i) for changes expressly contemplated by this Agreement, or (ii) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Ancillary Agreement. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date. The Sellers shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section 10.02(a) have been satisfied.

(b)           Buyer shall have made, or stand ready at Closing to make, the deliveries contemplated in Section 2.07(a) and Section 2.07(c) and each Ancillary Agreement.

Section 10.03         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)           The representations and warranties of the Sellers made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in both cases, (i) for changes expressly contemplated or permitted by this Agreement or (ii) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  The Sellers shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date. Buyer shall have received a certificate dated as of the Closing Date from the Sellers, executed by an authorized officer of each Seller, to the effect that the conditions set forth in this Section 10.03(a) have been satisfied.

(b)           The Sellers shall have obtained (and in the case of an affirmative consent) delivered the consents to assignment listed on Disclosure Schedule Section 10.03(b).

(c)           The Sellers shall have delivered to Buyer (A) pay-off letters or similar documents evidencing the discharge or payment in full of the Indebtedness of the Sellers duly executed by each lender of the Indebtedness of the Sellers and (B) termination statements on Form UCC-3, or other appropriate releases, which when filed will release and satisfy any and all Liens relating to the Indebtedness of the Sellers, together with proper authority to file such termination statements or other releases at and following the Closing.

(d)           The Sellers shall have made, or stand ready at Closing to make, the deliveries contemplated in Section 2.07(b) and Section 2.07(c) and each Ancillary Agreement.

ARTICLE XI

TERMINATION

Section 11.01         Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)           by the mutual written consent of the Sellers and Buyer;

(b)           either by the Sellers or by Buyer:

(i)            if the Closing shall not have occurred on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”) so long as the terminating party is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to the extent that would give the other party the right not to close pursuant to Section 10.02 or Section 10.03, as the case may be;

(ii)           if there shall be any Law that prohibits consummation of the transactions contemplated by this Agreement or if a Governmental Authority of competent jurisdiction shall have issued a Government Order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, and such Government Order shall have become final and non-appealable; or

(iii)          if the FCC designates the FCC Applications for hearing with respect to the transactions contemplated by this Agreement.

(c)           by the Sellers upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that (i) the condition set forth in Section 10.02(a) would not be satisfied, (ii) such breach cannot be or has not been cured within 30 days following delivery of written notice of such breach, and (iii) such breach has not been waived by the Sellers; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 11.01(c) if the Sellers are then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement to an extent which would give Buyer the right not to close pursuant to Article X.

(d)           by Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement, or if any representation or warranty of the Sellers shall have become untrue, in either case such that (i) the condition set forth in Section 10.03(a) would not be satisfied, (ii) such breach cannot be or has not been cured within 30 days following delivery of written notice of such breach, and (iii) such breach has not been waived by the Buyer; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if Buyer is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to an extent which would give the Sellers the right not to close pursuant to Article X.

(e)           The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02         Effect of Termination.  In the event of a valid termination of this Agreement pursuant to Section 11.01, this Agreement (other than Section 7.02, this Article XI, and Article XIII, which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective Affiliates, directors, officers or employees) shall have any liability or further obligation, except with respect to actual damages resulting from material breaches of the terms hereof.  A termination of this Agreement shall not terminate the Confidentiality Agreement, nor, in each case, affect the parties’ rights and obligations thereunder.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

Section 12.01         Survival. The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or in any certificate or other writing furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties in the first sentence of Section 3.01, the first sentence of Section 4.01, and the representations and warranties in Section 3.02 and Section 4.02 shall survive in perpetuity; provided further, however, that the representations and warranties in Section 3.19 shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations and the representations and warranties in Section 3.08 and Section 3.16 shall survive until three (3) years after the Closing Date.  None of the covenants and agreements shall survive the Closing except to the extent such covenants and agreements contemplate performance after the Closing, in which case such covenants and agreements shall survive until performed. No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.

Section 12.02         Indemnification by Buyer.

(a)           Subject to Section 12.01, Buyer shall indemnify against and hold harmless the Sellers, and their Affiliates and their respective employees, officers and directors (collectively, the “Seller Indemnified Parties”) from, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees and expenses reasonably incurred) (collectively, “Losses”), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, except to the extent such Losses are subject to an indemnity obligation on the part of the Sellers, as a result of or in connection with:

(i)            Buyer’s breach of any of its representations or warranties contained in this Agreement (each such breach, a “Buyer Warranty Breach”);

(ii)           any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement;

(iii)          any Losses which the Sellers incur as a result of Buyer’s failure to assume the Section 2.02(n) Contracts; and

(iv)          the Assumed Liabilities.

(b)           Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 12.02(a):  (i) unless such Seller Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (ii) until the aggregate amount of Seller Indemnified Parties’ Losses resulting from Buyer Warranty Breaches exceeds [                                 (                          )](49) (the “Threshold”) and then only to the extent of such Losses in excess of [                        ](50) (the “Deductible”); provided, however, that the cumulative indemnification obligation of Buyer under this Section 12.02 shall in no event exceed the amount equal to ten percent of the Purchase Price (the “Cap”); provided further, however, that none of the Threshold, the Deductible and the Cap shall apply in the case of any indemnification under clauses (ii), (iii) and (iv) of Section 12.02(a).

Section 12.03         Indemnification by the Sellers.

(a)           Subject to Section 12.01, the Sellers shall jointly and severally indemnify against and hold harmless Buyer, its Affiliates and their respective employees, officers and directors (collectively, the “Buyer Indemnified Parties”) from, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)            the Sellers’ breach of any of the representations or warranties contained in this Agreement (each such breach, a “Seller Warranty Breach”);

(ii)           any breach or nonfulfillment of any agreement or covenant of the Sellers under the terms of this Agreement;

(iii)          the Excluded Liabilities or, subject to Section 9.02, any failure to comply with laws relating to bulk sales; and

(49)  An amount equal to 0.5% of the Purchase Price.

(50)  An amount equal to 0.25% of the Purchase Price.

(iv)          the Excluded Assets.

(b)           Notwithstanding any other provision to the contrary, the Sellers shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a):  (i) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (ii) until the aggregate amount of Buyer Indemnified Parties’ Losses resulting from Seller Warranty Breaches exceeds the Threshold, and then only to the extent of such Losses in excess of the Deductible; provided, however, that the cumulative indemnification obligation of the Sellers under this Section 12.03 shall in no event exceed the Cap; provided further, however, that neither the Threshold nor the Deductible nor the Cap shall apply in the case of any indemnification under clauses (ii), (iii) and (iv) of Section 12.03(a).

Section 12.04         Notification of Claims.

(a)           A party entitled to be indemnified pursuant to Section 12.02 or Section 12.03 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

(b)           If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 12.04(a), the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 12.04(a) of its election to defend in good faith any such third party claim or demand.  So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.  Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.  In the event: (i) the Indemnifying Party elects not to defend such claim or action; or (ii) the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to conduct the defense thereof and to settle or compromise such claim or action without the consent of the Indemnifying Party, except that with respect to the settlement or compromise of such a claim, demand or action, the Indemnified Party shall not settle or compromise any such claim or demand or action without the consent of the Indemnifying Party (such consent not to be unreasonably withheld), unless the Indemnifying Party is given a full and completed release of any and all liability by all relevant parties relating thereto and has no obligation to pay any damages.

Section 12.05         Net Losses; Subrogation.

(a)           Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment). With respect to any Losses incurred or suffered by an Indemnified Party, no liability shall attach to the Indemnifying Party in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Person from the Indemnifying Party, accordingly, the Indemnified Person may only recover once in respect of the same Loss.

(b)           Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)           To the extent reasonably requested by the Indemnifying Party, the Indemnified Party shall use reasonable efforts to mitigate the consequences of any breach giving rise to the relevant indemnification claim; provided, however, that no party shall be required to use such efforts if they would be demonstrably detrimental in any material respect to such party.

Section 12.06         Computation of Indemnifiable Losses.  Any calculation of Losses for purposes of this Article XII shall be (a) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the deductibility of any such Loss in the year such Loss is incurred; and (b) increased to take account of any net Tax liability actually realized by the Indemnified Party arising from the receipt or accrual of any indemnity obligation hereunder.

For purposes of the immediately preceding sentence, the presence of any net Tax benefit or net Tax Liability shall be determined in good faith by the Indemnified Party.  Such determination by the Indemnified Party shall be binding on the Indemnifying Party and the Indemnifying Party shall have no right of audit or inspection to contest such determination.  To the extent permitted by Law, all indemnity payments made pursuant to this Agreement shall be treated by the parties hereto as an adjustment to the Purchase Price.

Section 12.07         Exclusive Remedies. Buyer and the Sellers acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article XII shall be the sole and exclusive remedies of Buyer and the Sellers for any breach of the representations or warranties or nonperformance of any covenants and agreements of Buyer or the Sellers contained in this Agreement or any Ancillary Agreement or for any claim regarding the subject matter of this Agreement or any Ancillary Agreement, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings of any Indemnified Party; provided, however, that nothing contained in this Agreement shall relieve or limit the liability of either party from any liability or Losses arising out of or resulting from a third party claim, fraud or intentional breach in connection with the transactions contemplated in this Agreement or the Ancillary Agreements.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.01         Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 13.02         Notices.  All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made upon receipt) by delivery in person (including delivery by nationally recognized overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

If to Buyer:

Fox Television Stations, Inc..

c/o News Corporation

1211 Avenue of the Americas, 7th Floor

New York, NY 10030

Attention: General Counsel

With a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

7930 Jones Branch Drive, Suite 900

McLean, VA 22102

Attention: Richard T. Horan, Jr.

and

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attention: Alexander B. Johnson

If to Sinclair or any Seller:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030
Attention: President

With a copy to:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030

Attention: General Counsel

Section 13.03         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.04         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.05         Entire Agreement. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

Section 13.06         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties may assign their rights under this Agreement without the other parties’ prior written consent; provided, however, that Buyer may assign its rights hereunder to a Qualified Assignee or an affiliate of Buyer upon written notice to, but without consent of, the Sellers or Sinclair, provided that (i) any such assignment does not delay or impede processing of the FCC Applications, grant of the FCC Consent, clearance or approval under the HSR Act or any other Antitrust Law or regulation or Closing (it being understood that any such assignment to a Qualified Assignee may require the withdrawal of the FCC Applications and prompt resubmission), (ii) any such assignee delivers to the Sellers a written assumption of this Agreement, (iii) Buyer shall remain liable for all of its obligations hereunder, and (iv) Buyer shall be solely responsible for any third party consents necessary in connection therewith (none of which are a condition to Closing); provided further, however, that anything in this Agreement to the contrary notwithstanding, the Sellers shall have the right (without the prior written consent of Buyer), at any time, and in its sole discretion, to assign for security interest purposes any or all of its rights under this Agreement to any lender providing financing to the Sellers or any of their permitted assigns, or any Affiliates of the Sellers or their permitted assigns (the Sellers, such assigns, and such Affiliates, collectively, the (“Seller Parties”)) and, upon the occurrence and during the continuance of any event of default under the financing agreements between any such lender and a Seller Party, and only in such circumstances, such lender may exercise any or all of the rights, interests, and remedies of any of the Seller Parties under this Agreement.  No assignment shall relieve a party of any obligation or liability under this Agreement.

Section 13.07         No Recourse. Notwithstanding any of the terms or provisions of this Agreement, the Sellers, on the one hand, and Buyer, on the other hand, agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any employee, officer, director, member or trustee of the other party or stockholder, member or trustee of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

Section 13.08         No Third-Party Beneficiaries. Except as expressly provided in Article XII and Section 13.06, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09         Amendments and Waivers.

(a)           This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto.

(b)           At any time prior to the Closing, either party may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

(c)           No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.10         Governing Law; Jurisdiction. The construction and performance of this Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to its principles of conflict of law.  The exclusive forum for the resolution of any disputes arising hereunder shall be the Delaware Chancery Court, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding.  Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

Section 13.11         Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 13.12         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.14         No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 13.15         Disclosure Schedules.

(a)           The parties acknowledge and agree that (i) matters reflected in the Disclosure Schedules are not necessarily limited to the matters required by the Agreement to be disclosed in the Disclosure Schedules, (ii) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the parties and (iii) the disclosure by the Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. The specification of any dollar amount in the representations and warranties contained in the Agreement or the inclusion of any specific item in the Disclosure Schedules are not intended to imply that such amounts are within or outside the ordinary course of business for purposes of the Agreement.

(b)           If and to the extent any information required to be furnished in any section of the Disclosure Schedules is contained in the Agreement or in any section of the Disclosure Schedules, such information shall be deemed to be included in all sections of the Disclosure Schedules to the extent that the relevance of any such information to any other section of the Disclosure Schedules is readily apparent from the text of such disclosure.

(c)           The Sellers have disclosed the information contained in the Disclosure Schedules solely for purposes of the Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

Section 13.16         Guarantee.

(a)           Sinclair, for itself and its successors in interests and assigns, hereby absolutely, unconditionally and irrevocably guarantees, as a principal obligor, and not merely as a surety, to Buyer, any Buyer Indemnified Parties (for the purpose of Article XII) and Buyer’s successors and permitted assigns, the due and punctual payment, performance and observance by the Sellers of any and all of the payment and performance obligations of the Sellers in this Agreement (referred to collectively as the “Seller Guaranteed Obligations”).  Pursuant to the foregoing, Sinclair is obligated to make each payment and to perform each other obligation on the date when due, without notice to or demand upon Sinclair or the Sellers.  Except to the extent otherwise provided for in this Agreement, any defenses and limitations on indemnification available to the Sellers pursuant to Article XII shall also be available to Sinclair.  This Section 13.16 shall be a continuing guaranty of the Seller Guaranteed Obligations.  Demand for payment in accordance with the terms hereof may be made hereunder on any number of occasions in the amount of all or any portion of the Seller Guaranteed Obligations when due and no single demand shall exhaust the rights of the Buyer hereunder.  Any and all payments by or on behalf of Sinclair hereunder shall be made free and clear of, and without deduction or withholding for, any and all present or future Taxes.  This guaranty, and payment and performance by Sinclair hereunder, is in no way conditioned upon any requirement that Buyer or any Buyer Indemnified Party first attempt to collect or enforce any obligation from or against the Sellers, or upon any other event, action or inaction of any nature whatsoever.  Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the obligations of Sinclair pursuant to this Section 13.16 shall not exceed the obligations of the Sellers pursuant to this Agreement.

(b)           To the fullest extent permitted by applicable Law, the obligations of Sinclair hereunder shall not be affected by (i) the failure of a party to assert any claim or demand or to enforce any right or remedy against the Sellers pursuant to the provisions of this Agreement or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement constituting, related to or resulting from a breach of this Agreement by the Sellers and (iii) any change in the existence (corporate or otherwise) of the Sellers or Sinclair or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets.  Sinclair acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated by this Agreement and the transactions to which the Sellers are a party and that the waivers set forth in this Section 13.16(b) are knowingly made in contemplation of such benefits.

(c)           Sinclair hereby represents and warrants to the Buyer as follows:  (i) Sinclair is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate authority to execute, deliver and perform this Agreement according to its terms; (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Sinclair have been duly authorized by all necessary corporate action on the part of Sinclair; and (iii) this Agreement has been duly executed and delivered by Sinclair and constitutes the legal, valid and binding obligation of Sinclair enforceable against Sinclair in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS

[SINCLAIR MEDIA III, INC.

By:
Name:
Title:

WSTR LICENSEE, INC.

By:
Name:
Title:
](51)

[SINCLAIR COMMUNICATIONS, LLC

By:
Name:
Title:

CHANNEL 33, INC.

By:
Name:
Title:

KUPN LICENSEE, LLC

By:
Name:
Title:
](52)

[WTVZ, INC.

By:
Name:
Title:

(51)  If Option is exercised for Cincinnati market.

(52)  If Option is exercised for Las Vegas market.

[Signature Page to Asset Purchase Agreement]

WTVZ LICENSEE, LLC

By:
Name:
Title:
](53)

[WRDC, LLC

By:
Name:
Title:

RALEIGH (WRDC-TV) LICENSEE, INC.

By:
Name:
Title:

WLFL, INC.

By:
Name:
Title:

WLFL LICENSEE, LLC

By:
Name:
Title:
](54)

SINCLAIR

SINCLAIR BROADCAST GROUP, INC.

By:
Name:
Title:

(53)  If Option is exercised for Norfolk market.

(54)  If Option is exercised for Raleigh market.

[Signature Page to Asset Purchase Agreement]

BUYER

FOX TELEVISION STATIONS, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]